Exhibit 10.27.10

LEASE AGREEMENT

This agreement ("Lease") is made between Niles Retirement L.L.C., an Indiana limited liability company ("Landlord"), and Summerville 2 LLC, a Delaware limited liability company ("Tenant").

Whereas, Landlord owns a 64-unit assisted living facility known as Brentwood Assisted Living Community, 1147 South Third Street, Niles, MI 49120 (the "Facility" or the "ALF"), licensed as a "Home for the Aged" under Michigan law (Michigan Administrative Code Rule 325.1901-325.1981, hereafter the "ALF Licensing Law (the "Premises" shall mean the ALF and the parcel on which it is located.

Whereas, the Landlord desires to lease to the Tenant, and the Tenant desires to lease from the Landlord, the Premises and related personal property, subject to Tenant obtaining a license pursuant to the ALF Licensing Law (the "License") to operate the Facility;

Therefore, in consideration of the premises, covenants, representations, warranties and agreements set forth herein, the sufficiency of which is acknowledged by the Landlord and the Tenant, the parties agree as follows.

1.	DEFINITIONS

Capitalized terms, if not defined within the text of this Lease, have the meanings stated below.

1.1            "Additional Rent" shall mean amounts payable by Tenant pursuant to this Lease other than Base Rent and Variable Rent.

1.2            "Affiliate" means, as to any Person in question, another Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question; for such purpose, "control" means possession, directly or indirectly, of the legal power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by contract, or otherwise.

1.3            "Affiliated Lessors" means LaPorte Retirement L.L.C., Hobart Retirement L.L.C., and Elkhart Retirement L.L.C., which are entering into the Other Leases with the Affilated Tenants for the Other Facilities; in the event that any of the Other Facilities is sold to a party which is not an Affiliate of Landlord, the new owner shall not be considered an Affiliated Lessor, and in such event, the meaning of "Other Leases" as defined below shall be modified to exclude the lease relating to the sold property, and the meaning of "Other Facilities" as defined below shall be modified to exclude the sold property.

1.4            "Affiliated Tenants" means the tenants (either Tenant or an Affiliate or Affiliates of Tenant) under the Other Leases.

1.5            "Agreement To Lease" means the Agreement To Lease between, among others, Landlord, the Affiliated Lessors and Summerville.

1.6            "ALF" has the meaning stated in the first recital paragraph.

1.7            "ALF Licensing Law" has the meaning stated in the first recital paragraph.

1.8            "Apollo" means Apollo Real Estate Advisors, L.P.

1.9            "Amortization" means expense relating to the allocation of cost of an intangible asset, over the useful life of the asset, in accordance with GAAP, during a period.

1.10            "Authorized Assignee" means an Affiliate of Granger Cobb or a Subsidiary of Summerville.

1.11            "Base Rent" means the fixed rent described in Section 6.1 below.

1.12            "Business Day" means any day other than a Saturday, a Sunday, or a federal holiday, i.e., New Year's Day, Memorial Day, July 4, Labor Day, Thanksgiving, or Christmas. If any such holiday day falls on a weekend and federal offices are closed on a preceding or following non-weekend day to observe such holiday, such preceding or following day shall not be a "Business Day" for purposes hereof

1.13            "Calendar Quarter" means a three-month period beginning on January 1, April 1, July 1, or September 1.

1.14            "Combined Facilities" means the Facility plus the Other Facilities.

1.15            "Commencement Date" means April 1, 2005.

1.16            "Continuing Operations" of the Facility shall mean that the Equipment and Supplies at the Facility, at the time that possession of the Facility is returned to Landlord or Landlord's nominee, are sufficient for operation of the Facility (i) consistent with good practices of the assisted living and retirement housing industry; and (ii) consistent with any methods of operations adopted by Tenant which involve the use of Equipment or Supplies not otherwise required under subsection (i) hereof, e.g., provision of specialized therapy or recreational activities for Residents.

1.17            "Default Rate" shall mean the prime rate as published in the Wall Street Journal plus five percent (5%) per annum, but in no event exceeding the maximum legal rate of interest permitted by applicable law.

1.18            "Depreciation" means expense relating to the allocation of cost of a tangible asset, over the useful life of the assets, in accordance with GAAP, as to the Facility and Equipment during a period.

1.19            "Draw Request" has the meaning stated in Section 7.2.

1.20            "Earnings" means Revenues less expenses of operation of the Facility, determined in accordance with GAAP.

1.21            "EBITDARM" means the Facility's Earnings before Interest, Income Tax, Depreciation, Amortization, Base Rent, Variable Rent, and Management Fees; provided, that for purposes of calculating EBITDARM, the amount of Variable Rent shall be assumed to be one-half percent of the Revenue of the Facility during the Calendar Quarter, without regard to payment of Variable Rent, which shall be on an annual basis as provided in Section 6.2 and Section 6.3.

1.22            "Equipment" means all tangible personal property, other than Supplies, located at the Premises as of the Commencement Date. Equipment shall include, but shall not be limited to, the following: beds, furniture, equipment in care of Residents, food server preparation and distribution equipment, housekeeping equipment, maintenance equipment, activities equipment, and all buses, vans or vehicles used in the operation of a Facility.

1.23            "Escrow Account" has the meaning stated in Section 9.3.

1.24            "Escrow Deposit" means payment of a Tax Escrow or Insurance Escrow as described in Section 6.4.

1.25            "Event of Default" has the meaning stated in Section 23.1.

1.26            "Extension Term" has the meaning stated in Section 3.2.

1.27            "Facility" has the meaning stated in the first recital paragraph.

1.28            "Firm Offer" has the meaning stated in Section 40(A).

1.29            "GAAP" means generally accepted accounting principles.

1.30            "Good Condition" means a condition of the Leased Property consistent with the Start Date Condition, subject to ordinary wear and tear not preventable by diligent repairs and maintenance as required by Section 11, casualty or condemnation as provided by Sections 18-20, capital improvements as required by Section 24, and replacement/repair of personal property as required by Section 29 of this Lease; provided, that "diligence", for this purpose, shall not require extraordinary expenditures beyond what would be financially prudent for an owner of property seeking to maximize the return on the property over a period of thirty years.

1.31            "HUD Standards" has the meaning stated in Section 7.2.

1.32            "Income Tax" means the combination of federal, state, county and municipal income tax, due with respect to the Earnings of the Facility during a period.

1.33            "Interest" means the interest expense of the Facility, in accordance with GAAP, during a period.

1.34            "Initial Term" has the meaning stated in Section 3.

1.35            "Insurance Escrow" has the meaning stated in Section 6.4.

1.36            "Lease" or "Lease Agreement" means this Lease Agreement.

1.37            "Leased Property" means the Premises, Equipment, and Supplies delivered by Landlord to Tenant pursuant to this Lease.

1.38            "Lease Term" has the meaning stated in Section 3.1.

1.39            "Lease Year" means a 12-month period during the Lease Term, beginning on the Commencement Date or any anniversary thereof.

1.40            "License" has the meaning stated in the second recital paragraph.

1.41            "Management Agreement" means the agreement pursuant to which Tenant has engaged the Management Company to provide services to assist Tenant in operation of the Facility.

1.42            "Management Fee" means the compensation payable by Tenant to the Management Company pursuant to the Management Agreement.

1.43            "Management Company" has the meaning stated in Section 2.3.

1.44            "Mortgage" means any real estate mortgage(s), promissory note(s), trust indentures(s) or loan agreement(s) that relate(s) to or constitute(s) a lien or liens upon the Leased Premises.

1.45            "Mortgagee" shall mean any mortgagee or trustee pursuant to any deed of trust or indenture of any Mortgage affecting the Leased Premises, whether in effect as of the Commencement Date or executed subsequently as authorized by Section 21 below.

1.46            "Mortgagee Reserve Fund" has the meaning stated in Section 7.3.

1.47            "Net Rent" shall mean the combination of Base Rent and Variable Rent.

1.48            "New Mortgage" has the meaning stated in Section 21.

1.49            "New Mortgagee" has the meaning stated in Section 21.

1.50            "Non-restoring Party" has the meaning stated in Section 20.2

1.51            "Notice" has the meaning stated in Section 25.

1.52            "Offer Period" has the meaning stated in Section 40(A).

1.53            "Other Facilities" shall mean the facilities, other than the Facility, identified in the Leased Facilities Summary attached as Exhibit A hereto (including the street address and legal description of the Premises and each of the Other Facilities).

1.54            "Other Leases" shall mean those leases of even date herewith between the Affiliated Lessors and the Affiliated Tenants for the Other Facilities.

1.55            "Performance Trigger Event" has the meaning stated in Sections 4.2, 4.3, and 4.4.

1.56            "Plan of Correction" has the meaning stated in Section 4.5.

1.57            "Possession Period" means the period beginning on the Commencement Date and ending on the Repossession Date.

1.58            "Premises" or "Leased Premises" has the meaning stated in the first recital paragraph; provided, that for purposes hereof, the Premises shall include the real estate upon which the Facility is located and all easements, rights, and appurtenances attached thereto, the building and accessory buildings, if any, located on such real estate, and all fixtures attached to such real estate, building or accessory buildings, including, without limitations, all mechanical fixtures, electrical fixtures, plumbing fixtures, heating and cooling fixtures and kitchen fixtures, and all landscaping, lawn, trees and shrubs.

1.59            "Qualifying Repairs and Replacements" shall have the meaning stated in Section 7.3.

1.60            "Rent Differential" has the meaning stated in Section 23.5B.

1.61            "Rent Ratio" means, for any Calendar Quarter, the financial performance of the Facility as measured by the following fraction:

EBITDARM minus Replacement Reserve Quarterly Payments
Base Rent For Calendar Quarter

1.62            "Replacement Reserve Fund" means the fund established and maintained as described in Section 7 below.

1.63            "Replacement Reserve Installment" shall have the meaning stated in Section 7.1 below.

1.64            "Replacement Reserve Payments" means payments by Tenant to the Replacement Reserve Fund.

1.65            "Replacement Reserve Quarterly Payments" means Replacement Reserve Payments due for a Calendar Quarter.

1.66            "Repossession Date" means a date, whether during or after the Scheduled Lease Term, upon which Landlord or Landlord's nominee takes possession of the Premises, with or without terminating this Lease.

1.67            "Repair Maximum" has the meaning stated in Section 4.4.

1.68            "Reserve Account" has the meaning stated in Section 7.3.

1.69            "Revenue" means all receipts from the operations of the Facility during a period, determined in accordance with GAAP, subject only to bad debt actually experienced and not subject to an allowance for bad debt. "Revenue" shall not include proceeds of casualty insurance and condemnation awards; provided, however, that insurance or condemnation proceeds which are received as replacement of operating income that would have been received during a period, but for the insured event or condemnation event, shall be included as "Revenue" for such period.

1.70            "Resident" means a person residing overnight at a Facility.

1.71            "Resident Capacity" means the size of the Facility as measured by the number of Residents allowed by law to simultaneously reside at the Facility.

1.72            "Resident Liability Claim" means a claim for monetary damages asserted by a Resident or the legal representative of a Resident arising from care and accommodations, or deficiencies thereof, furnished to a Resident.

1.73            "Restoration Cost" has the meaning stated in Section 4.4.

1.74            "Restoring Party" has the meaning stated in Section 20.2
1.75            "Start Date Condition" means the condition of the Leased Property as of the Commencement Date.

1.76            "Scheduled Lease Term" means the period beginning on the Commencement Date and ending on the day before the tenth anniversary of the Commencement Date; provided, that if Tenant has exercised one or more options to extend as described in Section 3 of this Lease, the "Scheduled Lease Term" shall extend until the end of the Extension Term(s) for which this Lease has been extended.

1.77            "Security Deposit" means the amount collected by Landlord from Tenant as described in Section 8.

1.78            "Security Deposit Interest" means interest payable by Landlord upon the Security Deposit as described in Section 8.

1.79            "Subsidiary" means, as to a Person, a corporation or limited liability company in which such Person holds majority ownership and direct control.

1.80            "Successor Manager" has the meaning stated in Section 22.4(B).

1.81            "Summerville" means Summerville Senior Living, Inc.

1.82            "State" means the state in which the Facility is located.

1.83            "Supplies" means new or used tangible personal property used by the Facility staff in the operation of the Premises as of the Commencement Date which in the normal course of business will be consumed by the staff or residents of the Premises within twelve (12) months thereafter. Supplies shall include, but shall not be limited to, the following: linens, dishes, foodstuffs, nursing supplies, housekeeping supplies, maintenance supplies and activity supplies.

1.84            "Taxes" has the meaning stated in Section 9, and shall not include Income Tax.

1.85            "Tax Escrow" has the meaning stated in Section 6.4.

1.86            "Termination Deficiency" has the meaning stated in Section 23.5C.

1.87            "T-Bill Rate" means, for any month, the result of the most recent auction of 13-week U.S. Treasury bills sold at discount from face value as published in the Wall Street Journal on the last Business Day of the month.

1.88            "Unrelated Party" has the meaning stated in Section 23.5(F)(1).

1.89            "Variable Rent" has the meaning stated in Section 6.2.

1.90            For purposes of this Lease, the singular shall include the plural and the plural shall include the singular; any gender shall include the other gender; headings are for convenience only, and shall not affect the interpretation of this Lease.

1.91            Additional definitions are set forth within the text of this Lease and within the text of the Agreement To Lease, which is incorporated by reference as a part of this Lease.

2.	GRANT OF LEASE AND POSSESSION

2.1            Subject to the terms, conditions, representations, warranties, covenants and agreements set forth herein, Landlord hereby demises and leases to Tenant, and Tenant hereby leases and takes from the Landlord, the Leased Property. Tenant shall have and hold the Leased Property for the term of years set forth herein, unless said term shall be sooner ended and terminated or extended under the terms and provisions hereof.

2.2            Transfer of control of the Facility to Tenant shall be pursuant to the terms hereof and the terms of the Agreement To Lease.

2.3            Transfer of control of the Facility, and the continuation of this Lease, shall be subject to the condition that Tenant enters into and operates in accordance with a Management Agreement with Summerville, or an Authorized Assignee (such party entering a Management Agreement with Tenant, the "Management Company"), pursuant to which the Management Company has supervisory control of the Facility and its operations, and that such an agreement remain in effect with the Management Company, throughout the Lease Term, unless and until this Lease shall have been assigned to a Person meeting the standards of Section 22.1 below.

2.4            At such time as Tenant takes possession of the Leased Property, Tenant, by its acceptance thereof, acknowledges that the Landlord shall not be required, to make any repairs or improvements upon the Leased Premises or Equipment during the term of this Lease, or pay for such repairs or improvements, except as may be expressly provided herein.

3.	LEASE TERM

3.1            The term of this Lease ("Lease Term") shall begin at 12:01 am on the Commencement Date and shall extend for an Initial Term of ten years together with all Extension Terms as provided below, subject to any termination rights pursuant to this Lease, including, without limitation, as set forth in Section 4 or Section 23 below.

3.2            The Lease Term shall be extended after the Initial Term for up to three additional terms of five years each (each, an "Extension Term") if, not less than nine (9) months before the end of the Initial Term or an Extension Term, Tenant gives notice of its election to extend this Lease, and simultaneous notice of extension is given by the Affiliated Tenants to the Affiliated Lessors extending the Other Leases. If Tenant does not give a timely notice to extend as provided herein, and Landlord has not given Tenant a written notice of the pending deadline for exercise of Tenant's right of extension as described herein, Landlord shall, after nine (9) month deadline as described above has passed, give Tenant notice that Tenant's extension right is due to expire, and Tenant may, notwithstanding the above, extend this Lease for an Extension Term by notice to Landlord given within three (3) Business Days of Tenant's receipt of such notice from Landlord.

4.	PERFORMANCE TRIGGERS

4.1            In addition to Landlord's right to terminate this Lease for default in Tenant's obligations as provided in Section 23.1, Landlord shall have the right, in conformance with Section 4.5 below, to terminate this Lease upon the occurrence of any of Performance Trigger Event described in Section 4.2, 4.3, and 4.4 below.

4.2            Continuation of the Lease Tenn shall be conditioned on the operations of the Combined Facilities, on an aggregated basis, satisfying the following Rent Ratio requirements:

First Lease Year	1.00
Second Lease Year	1.06
Third Lease Year	1.07
Fourth Lease Year	1.08
Fifth Lease Year	1.09
Sixth & following Lease Years	1.10

Failure to satisfy such requirements during any two consecutive Calendar Quarters shall be a Performance Trigger Event.

4.3             Continuation of the Lease Term shall be conditioned upon there not being any final judgment entered against Tenant, based on a Resident Liability Claim, exceeding Tenant's ability to pay. A judgment shall be considered final when it is no longer subject to appeal. Tenant shall be deemed able to pay a judgment if its resources exceed the judgment amount, based on the combination of the following factors: (1) the insurance available to Tenant for payment of the claim, as confirmed in writing by the insurer; (2) Tenant's liquid net worth as of the most recent financial statement of Tenant furnished to Landlord in accordance with the Agreement To Lease; and (3) Tenant's ability to borrow or otherwise obtain funds to satisfy the judgment, as confirmed by a written commitment to lend, received by Tenant and provided to Landlord within seven (7) Business Days of the date of entry of the final judgment, from a party or parties with the capability of providing the promised funds. The entry of a judgment against Tenant based on a Resident Liability Claim, and the conclusion of the appeal process or expiration of time such that the judgment is no longer subject to appeal, and the expiration of an additional seven (7) Business Days thereafter without Tenant having furnished Landlord with documentation as described above, demonstrating Tenant's ability to pay such judgment, shall constitute a Performance Trigger Event.

4.4             Continuation of the Lease Term shall be conditioned on the Facility and the Other Facilities being maintained in Good Condition or sufficiently close thereto that the cost of restoration to Good Condition does not exceed the Repair Maximum as described below. The expenditure reasonably determined to be necessary, during an inspection by a qualified inspector (retained by Landlord with Tenant's reasonable consent) to repair or replace any portion of the Facility and/or Other Facilities and/or to perform services necessary to restore the Facility and/or Other Facilities to Good Condition is referred to hereafter as the "Restoration Cost"; Tenant shall maintain the Facility and Other Facilities at all times so that the Restoration Cost shall at no time be greater than $200,000 (such amount, the "Repair Maximum"). Issuance of a written report by a qualified inspector identifying conditions at the Facility and/or Other Facilities which cause the Restoration Cost to exceed the Repair Maximum shall constitute a Performance Trigger Event.

4.5             Upon the occurrence of any Performance Trigger Event, Tenant shall provide Landlord, within ten (10) business days, with a written plan ("Plan of Correction") describing Tenant's plans, if any, to remedy the condition giving rise to the Performance Trigger Event, i.e., to cause the Rent Ratio requirement to be met for the following Quarter, to satisfy the judgment, or to restore the Facility and/or Other Facilities to a condition such that the remaining Restoration Cost will not exceed the Repair Maximum (any such remedy, the "Cure"). Failure of Tenant to submit a timely Plan of Correction, detailing a proposed Cure which can feasibly be accomplished within ninety (90) days, shall be an Event of Default. If Tenant submits a timely Plan of Correction, Tenant's failure to complete the proposed Cure within ninety (90) days shall be an Event of Default. Notwithstanding the above, failure to maintain the Leased Property in Good Condition shall not be an Event of Default if such failure is the result of casualty loss and Tenant has complied with the other terms of this Lease, including the duty as to restoration as described in Section 18 and Section 20 below.

5.	USE AND CONDITION OF PROPERTY

5.1            Nothing set forth in this Lease shall be construed as a warranty by the Landlord that the Equipment shall continue in working order after the Commencement Date, nor shall anything set forth herein be construed as a warranty as to the condition of the Equipment or Supplies on the Commencement Date.

5.2            Landlord makes no warranty of the Leased Premises, Equipment or Supplies for any purpose, except as expressly provided herein and in the Agreement To Lease, and Tenant agrees that as of the Commencement Date, with the exception of any breach of Landlord's representations and warranties contained in this Lease and the Agreement To Lease, Tenant shall be deemed to have accepted the Leased Premises, Equipment and Supplies "as is" and with any and all "faults." Neither Landlord nor its agents have made any representations with respect to the Leased Premises, the Equipment or the Supplies, except as expressly set forth in this Lease or in the Agreement To Lease.

5.3    Tenant shall not use the Leased Premises for a purpose other than the provision of retirement housing and/or assisted living accommodations and care for persons age 62 or older. No Residents younger than age 62 shall be admitted to the Facility without Landlord's prior written consent.

5.4            Tenant shall not do or permit to be done any act or thing upon the Leased Premises which will invalidate or be in conflict with any fire or hazard insurance policies or increase the rate for fire or hazard insurance covering the Leased Property. Tenant shall not do or permit to be done any act or thing upon the Leased Premises which subjects the Landlord to any liability or responsibility for injury to any person or persons or to property by reason of said acts being conducted on the Leased Premises. The Leased Property shall be used in a reasonably careful, safe and proper manner; no nuisance, trade or occupation which is known in insurance as "extra or especially hazardous" shall be permitted; no waste shall be committed or permitted.

5.5            Tenant will comply with all present and future laws, ordinances, rules and regulations of any governmental authority affecting the Leased Premises or any part thereof. In particular and without limiting the generality of the foregoing, Tenant will maintain and continue in force at all times all permits, licenses and other governmental approvals now or hereafter required in connection with the construction or operation of the Premises, including, but not limited to, the requirements of the ALF Licensing Law or any law in replacement thereof; and all required business licenses, whether federal, state or local.

5.6            Tenant may contest any alleged legal requirement, without compliance, at Tenant's sole expense, after prior or concurrent written notice to Landlord, by appropriate administrative or legal proceedings conducted in good faith and with due diligence, provided that (a) neither the Leased Premises, nor any part thereof, nor the operation thereof, nor any license, permit or approval relating thereto shall be in danger of being lost or interfered with, and (b) Landlord shall not be in any danger of any criminal or civil liability for failure to comply therewith, and no part of the Leased Premises shall be subject to the imposition of any lien or other charge as a result of such failure; provided, that any alleged legal requirement may be contested without compliance, even if such failure may result in the imposition of a lien, if Tenant places funds in escrow or posts a bond sufficient to prevent the imposition of a lien other than as to such escrowed amount.

5.7              Tenant's right to occupancy of the Leased Premises includes the benefit of any easements benefiting the real estate upon which the Facility is located. No rights, easements or licenses shall be acquired by Tenant by implication in fact or in law, or otherwise, except as expressly set forth in this Lease. Landlord shall not enter into any easements or other agreements that will restrict or interfere with Tenant's use and operation of the Leased Premises as provided herein without first obtaining Tenant's express written consent thereto, which Tenant may withhold if Tenant reasonably believes that the same could restrict or interfere with Tenant's use and operation of the Leased Premises as provided herein.

6.	RENT

6.1            Tenant shall pay to Landlord Base Rent in the sum of $ 330,574.28 per year ($27,547.86/month) during the Lease Term, payable monthly in advance by wire transfer in equal monthly installments on the first business day of each month; provided, that Base Rent shall be modified as follows.

A.            Base Rent shall be increased or decreased for each Lease Year after the initial Lease Year by the percentage increase or decrease in the national Consumer Price Index for Urban Wage Earners for the most recent month's data published in the most recent publication by the U.S. Department of Labor, as of the third month prior to the beginning of such Lease Year, as compared to the same month of the prior year, provided that no such increase shall exceed four percent (4%) for any Lease Year.

B.            Base Rent shall be reduced in the event of casualty loss as described in Section 18, or pursuant to government action as described in Section 19. The first installment of Base Rent shall be payable on the Commencement Date.

6.2            In addition to Base Rent, Tenant shall pay Landlord, during the sixth and subsequent Lease Years of the Lease Term, Variable Rent equal to one-half percent (0.5%) of the annual Revenue of the Facility, payable in accordance with Section 6.3 below.

6.3            Revenues of the Facility will be reported to Landlord annually, within ninety (90) days after the end of the fiscal year of the Tenant (which shall be the same as the fiscal year for the Affiliated Tenants), in the consolidated financial statement of the Tenant and the Affiliated Tenants as described in Section 8(b) of the Agreement To Lease. The Variable Rent shall be paid, for the portion of each Lease Year after the sixth Lease Year which falls within any Tenant fiscal year, within ninety (90) days after the end of the Tenant's fiscal year.

6.4            Concurrently with payments of Base Rent, Tenant shall pay to Landlord, monthly, one-twelfth (1/12) of the annual amount necessary to discharge Tenant's responsibility for Taxes pursuant to Section 9 below (such amount, the "Tax Escrow") and the annual amount necessary to discharge Tenant's responsibility for property insurance pursuant to Section 10.1 below (such amount, the "Insurance Escrow"). Landlord shall provide Tenant, within fifteen (15) days after the due date for payment of Taxes or insurance premiums which are the basis for Landlord's receipt of a Tax Escrow or Insurance Escrow payment from Tenant, with documentation confirming that such Taxes or insurance premium has been paid; similarly, and without waiving the requirement for payment of Tax Escrow and Insurance Escrow payments to Landlord, in the event that any Taxes or insurance premiums are paid directly by Tenant to a taxing agency or an insurer, Tenant shall provide Landlord with documentation confirming payment of such Taxes or insurance premiums within fifteen (15) days after the due date for payment thereof.

6.5            If the amount of the Tenant's obligations for Taxes or property insurance is not ascertainable at the time any payment required hereunder ("Escrow Deposit") is to be made, the payment shall be made on the basis of the last previously ascertainable amount of such expense plus five percent (5%). At such time as it may be determined that Tenant's Escrow Deposits were higher or lower than one twelfth of the actual expense for the year, then if the Escrow Deposit was too low, Tenant shall, on the next date that Base Rent is due, pay Landlord such additional Escrow Deposit as is necessary to bring the total amount of Escrow Deposits into balance for the year-to-date; or, if the Escrow Deposit was too high, Tenant may reduce further Escrow Deposits until the correct balance is reached.

6.6            If Tenant fails to pay any installment of Base Rent, Variable Rent, or Escrow Deposit on or before the fifth Business Day after such payment is due, then in addition to the amount of Base Rent, Variable Rent or Escrow Deposit due and owing, Tenant shall pay Landlord, in addition to the amount otherwise due, interest on such amount, at the Default Rate, from the due date until the date of payment, plus a late charge equal to five percent (5%) of the installment so overdue.

6.7            All payments of Base Rent, Variable Rent, Escrow Deposits or other Additional Rent (i.e., any other amounts payable by Tenant to Landlord pursuant to this Lease) shall be paid to Landlord by wire transfer according to instructions provided by Landlord to Tenant.

6.8            After the Lease Term, the parties shall settle as to Tax Escrow payments as provided in Section 9.8 below and settle as to Insurance Escrow payments as provided in Section 10.9 below.

7.	REPLACEMENT RESERVE

7.1            Tenant shall pay to Landlord, each month during the Term, the sum of $2,583.33/month ($31,000/year) (the "Replacement Reserve Installment"), which is the amount to be deposited by Landlord in a fund (the "Replacement Reserve Fund") to be utilized for capital improvements and repairs to the Facility, under the terms of the "Reserve Fund For Replacement" requirements of the U.S. Department of Housing and Urban Development ("HUD") pursuant to the existing Mortgage applicable to the Facility, which is HUD-insured under Section 232 of the National Housing Act. If a new Mortgage (or Mortgages) should be granted by Landlord, in accordance with Section 21 below, and the terms of such new Mortgage(s) require Landlord to make greater payments to a Replacement Reserve Fund or similar fund than the amount of the Replacement Reserve Installment described above, the Replacement Reserve Installments due from Tenant shall be increased to conform to the requirements of such new Mortgage(s); provided, that Replacement Reserve Installments which Tenant is required to pay under this Lease shall not exceed the initial Replacement Reserve Installment amount stated above by more than ten percent (10%).

7.2            Landlord shall deposit the Replacement Reserve Installments received from Tenant into the Replacement Reserve Fund in accordance with the requirements of HUD and Landlord's Mortgage. Landlord shall make the Replacement Reserve Fund (both the balance of such fund as of the Commencement Date and additions thereto from the Replacement Reserve Installments paid by Tenant) available to Tenant for reimbursement of amounts spent by Tenant for capital improvements and repairs, in accordance with the standards utilized by HUD for release of funds from a Reserve Fund For Replacement as set out in Chapter 4 of HUD Handbook 4350.01 Rev-1 ("Multifamily Asset Management And Project Servicing", September, 1992)(hereafter referred to as the "HUD Standards"). Promptly upon Landlord's receipt of a request from Tenant for reimbursement from the Replacement Reserve Fund ("Draw Request"), Landlord shall submit a request to Landlord's Mortgagee for the release of such funds, and shall use its best efforts to cause the mortgagee and HUD to approve the Draw Request. Upon HUD's approval of the Draw Request, Landlord shall make funds available to Tenant within five Business Days of Landlord's receipt of the funds.

7.3            If the Facility is subject to a Mortgage which is not HUD-insured, but the terms of the Mortgage require that a fund similar to a Replacement Reserve Fund ("Mortgagee Reserve Fund") be held under the control of the Mortgagee, Tenant shall submit Draw Requests, and Landlord shall make funds available to Tenant, in accordance with the standards of the Mortgagee, which shall be commercially reasonable. Upon approval of a Tenant Draw Request by the Mortgagee, Landlord shall make funds available to Tenant within five Business Days of Landlord's receipt of the funds from the Mortgagee.

7.4            If the Facility is not subject to a Mortgage which requires that a Replacement Reserve Fund or Mortgagee Reserve Fund, the Replacement Reserve Installments shall be held in a segregated federally-insured bank account to be controlled by Landlord to be used solely for holding Replacement Reserve Installments under this Lease (with, at Landlord's discretion, similar payments from one or more of the Affiliated Tenants pursuant to the Other Leases) (such account, the "Reserve Account"). Funds in the Reserve Account shall be the property of Tenant, subject to the condition that such funds may not be used for any purpose other than reimbursement of Tenant for improvements to the Leased Property pursuant to this Lease and the HUD Standards. Tenant shall submit Draw Requests to Landlord for reimbursement from the Reserve Account in accordance with the HUD Standards, and Landlord shall make funds from the Reserve Account available to Tenant within ten (10) Business Days of Landlord's receipt of Tenant's Draw Request (including supporting documentation) in accordance with the HUD Standards.

7.5            All interest earned on the funds paid by Tenant under this Section 7 shall be added to the Replacement Reserve Fund, Mortgagee Reserve Fund, or Reserve Fund, as applicable, and shall be reported for tax purposes as income of Tenant. At the end of the Lease Term, any funds remaining in the Replacement Reserve Fund, Mortgagee Reserve Fund or Reserve Account shall become the property of Landlord. Tenant's obligations to maintain the Leased Premises as provided in Section 11 below, to make capital improvements as provided in Section 24 below, and to replace Equipment and Supplies as provided in Section 29 below shall not be conditioned upon the availability of funds in the Replacement Reserve Fund, Mortgagee Reserve Fund, or Reserve Account for such purposes.

8.	SECURITY DEPOSIT

8.1            Tenant shall pay Landlord, upon execution of this Lease, a Security Deposit of $190,000.00. Tenant shall be entitled to interest ("Security Deposit Interest") on the balance of the Security Deposit held by Landlord (the "Security Deposit Balance") for each month at the T-Bill Rate as published in the Wall Street Journal on the last business day of the month. Tenant shall deduct the Security Deposit Interest due for each month from the next installment of Base Rent otherwise payable.

8.2            The Security Deposit shall be held by Landlord during the Term and utilized as to compensate Landlord for any default by Tenant under this Lease or to compensate any of the Affiliated Lessors for a breach of any of the Other Leases. The Security Deposit shall be returned to Tenant as hereinafter provided, at the termination of this Lease, provided Tenant is not then in default hereunder and there are no amounts owed to any of the Affiliated Lessors under the Other Leases.

8.3            From the Security Deposit, Landlord shall, to the extent otherwise permitted hereunder, and subject to applicable notice and cure periods benefiting Tenant, be entitled to deduct any amount of money reasonably required as a result of Tenant's default to restore the Leased Property to Good Condition or to compensate Landlord for any other breach of this Lease, or to compensate any of the Affiliated Lessors for the breach of the Other Leases.

8.4            In the event that any deduction is taken from the Security Deposit as authorized hereunder, the Tenant shall pay Landlord, with the next installment of Base Rent, the amount necessary to restore the Security Deposit to the original amount.

8.5            Landlord's obligation to pay Security Deposit Interest for any day shall be limited to the Security Deposit Balance as of such day.

8.6            Subject to Section 8.7 below, the Security Deposit will not be held in a segregated account, and may be used by Landlord or Landlord's Affiliates (including without limitation the Affiliated Lessors) for purposes unrelated to the Leased Property.

8.7            During the last eight months prior to the end of the Scheduled Lease Term, Landlord shall hold the Security Deposit in a segregated account and shall not use the Security Deposit, during the remaining Lease Term, for any purpose other than to offset losses suffered by Landlord as a result of breach of this Lease or the Other Leases by Tenant or the Affiliated Tenants. If Landlord does not, prior to the beginning of the eighth month prior to the end of the Scheduled Lease Tenn, provide documentation to Tenant confirming to Tenant's reasonable satisfaction that the Security Deposit is held in such a segregated account and will continue to be held in such a segregated account during remainder of the Lease Term, the Tenant shall be entitled to recover the Security Deposit by offsetting, against monthly Base Rent payments otherwise due during the last eight (8) months of the Lease Term, an amount each month equal to a fraction of the Security Deposit balance, said fraction having a numerator of one and a denominator which is the number of months (including the month for which the offset is taken) for which Base Rent remains to be paid (e.g., in the last month, the entire remaining balance of the Security Deposit may be recovered.

8.8             In the event of an Event of Default by Landlord, if Landlord does not, within thirty (30) days of such Event of Default, provide documentation confirming to Tenant's reasonable satisfaction that the Security Deposit is held in a segregated account as described in Section 8.7 and will continue to be held in such a segregated account until such time as Landlord's default has been cured (or, if such default is not cured, during remainder of the Lease Term), the Tenant shall be entitled to recover the Security Deposit by offsetting, against the next monthly Base Rent payments otherwise due, the balance of the Security Deposit.

8.9             Within fifteen (15) Business Days after the end of the Lease Term, Landlord shall give Tenant written notice describing in detail any conditions of the Leased Property or other breaches of this Lease or the Other Leases for which Landlord intends to withhold any portion of the Security Deposit (provided that Landlord may only withhold such amounts in accordance with this Lease), and shall, along with such notice, deliver to Tenant any amount of the Security Deposit not claimed by Landlord pursuant to such notice.

9.	TAXES AND OTHER CHARGES

9.1             Tenant shall be responsible, during the Possession Period, for payment of all real and personal property taxes; governmental charges and assessments; water and sewer rents, rates and charges; charges for public utilities; excises and levies arising from the execution hereof; license and permit fees; and other governmental charges, special or general, foreseen or unforeseen (hereinafter referred to collectively as "Tax" or "Taxes") which shall be assessed, levied or imposed upon the Leased Property or this transaction or any part thereof by any federal, state, municipal, or other governmental authority; provided, that any periodic tax having accrued as of the Commencement Date shall be Landlord's responsibility.

9.2             Notwithstanding anything to the contrary set forth in this Lease, Tenant shall not be required to pay any franchise, estate, inheritance, succession, excise, corporate capital levy, capital gains or transfer tax of Landlord, or any income or excess profits tax of Landlord, or any tax which is in fact personal to Landlord, or any sales, use or other tax levied upon the rent payable by Tenant hereunder.

9.3             As provided in Section 6.4 hereof, Tenant shall satisfy its obligations under this Section 9 by payment of a monthly Tax Escrow to Landlord. So long as there is no Event of Default by Tenant under this Lease, all funds held by Landlord as a result of Escrow Deposits (both Tax Escrow and Insurance Escrow payments, including interest earned on Escrow Deposits) shall be held by Landlord in a separate, interest-bearing account ("Escrow Account") used only for Landlord's receipt of Escrow Payments and payment by Landlord of Taxes and insurance obligations of Tenant pursuant to this Lease. Upon the occurrence of an Event of Default by Tenant under this Lease all Escrow Deposit funds (including accumulated interest) may be applied by Landlord to any obligation owed by Tenant to Landlord; provided, that such right shall not be conclusive as to the actual liability of Tenant under any provision of this Lease.

9.4            Any Tax relating to a fiscal period of the taxing authority, a part of which falls after the Commencement Date and prior to the end of the Lease Term, and a part of which is either prior or subsequent thereto, whether or not such Tax shall be assessed, levied, imposed or become a lien upon the Leased Property, or shall become payable during the term of this Lease, shall be apportioned and adjusted between Landlord and Tenant on a pro rata basis. If Landlord fails to pay any Tax for which it is responsible, Tenant may pay such amount and apply such amount as a credit against Net Rent otherwise due.

9.5            Tenant shall have the right to contest or review the amount or validity of any Tax by appropriate administrative or legal proceedings, but the provision of this right is not to be deemed or construed in any way as relieving, modifying or extending Tenant's covenant to pay any the Tax Escrow as provided in Section 6.4 based on the amount stipulated by the taxing authority to be due; provided, however, that to the extent that any such contested Tax shall subsequently be determined not to be due, Tenant shall be entitled to recover any such overpayment pursuant to Section 6.4 above, i.e., by reducing future Escrow Deposits in the amount of such overpayment.

9.6            Any contest as to the validity or amount of any Tax, or as to the assessed valuation upon which such Tax was computed or based, whether before or after payment, may be made by Tenant in the name of Landlord or of Tenant, or both, as Tenant shall determine. Landlord agrees that it will, at Tenant's expense, cooperate with Tenant in any such contest as to such extent as Tenant may reasonably request; it being understood, however, that Landlord shall not be subject to any liability for the payment of any costs or expenses in connection with any proceeding brought by Tenant, and Tenant covenants to indemnify and save harmless Landlord from any such costs or expenses.

9.7            If any new Mortgage, as described in Section 21 below, establishes requirements for Tax payments to be made in escrow other than as described above, Tenant shall pay Landlord the escrow amount as required by such new Mortgagee on the date required by the terms of the Mortgage; provided, that Tenant's obligation to pay any increased Escrow Deposit shall be limited to commercially reasonable amounts (for such purpose, requirements of HUD or FNMA shall be considered reasonable).

9.8            At the end of the Lease Term, any surplus of Tax Escrow payments (and accumulated interest thereon) held by Landlord in excess of the unpaid Taxes accrued as to the Leased Property shall be repaid by Landlord to Tenant. If the amount of unpaid Taxes accrued during the Lease Term has not been conclusively determined, as of the end of the Lease Term, Landlord may retain Tax Escrow payments (and interest thereon) for the estimated accrued and unpaid Taxes. For this purpose, in the absence of evidence to the contrary, the estimated Taxes for the final year or tax period of the Lease Term shall be assumed to be 105% of the prior year's or other tax period's Taxes. At such time as accrued but unpaid Taxes have been conclusively determined, Landlord shall pay Tenant any remaining excess of Tax Escrow payments (and interest thereon) held by Landlord in excess of such accrued but unpaid Taxes within five Business Days after determination of such deficiency; alternatively, if the accrued but unpaid Taxes are in excess of the available Escrow Deposits, Tenant shall pay the amount of such excess to Landlord within five Business Days after determination of such deficiency.

10.	INSURANCE

10.1            At all times from the Commencement Date until the end of the Lease Term, at its own cost and expense, Tenant shall be responsible for the cost of keeping all buildings and improvements now existing or hereafter erected as a part of the Leased Premises, and all Equipment leased hereunder, including all alterations, rebuildings, replacements and additions thereto, insured against loss or damage by fire, windstorm, hail, explosion, damages from aircraft or vehicles and such other hazards, casualties, risks and contingencies as are from time to time included within the "all risks" form of fire insurance policy with extended coverage endorsement, in an amount at least equal to the full replacement value thereof, subject to deductibles in commercially reasonable amounts, as reasonably approved in writing by Landlord and any Mortgagee, providing coverage for any loss occurring during Tenant's occupancy of the Leased Premises. The term "full replacement value" shall mean actual replacement cost, without regard to depreciation, as reasonably approved in writing by Landlord and any Mortgagee. Tenant shall satisfy its obligation hereunder by monthly Insurance Escrow payments to Landlord as described in Section 6.4 above; Landlord shall apply the funds from such Insurance Escrow payments to payment of premiums consistent with the second and third sentences of Section 9.3 above.

10.2            At all times from the Commencement Date until the end of the Lease Term, at its sole cost and expense (but for the mutual benefit of the Landlord and Tenant), and as additional rental, Tenant shall provide and keep in force single limit comprehensive general liability insurance policies reasonably satisfactory to the Mortgagee of the Leased Premises (including any prospective Mortgagee, i.e., a lending institution having agreed to loan funds to Landlord and/or the Affiliated Lessors, conditioned upon receipt of a mortgage on the Leased Premises), subject to commercially reasonable deductibles, naming Landlord and any Mortgagee of the Leased Premises as additional insureds.

A.             If Tenant does not secure such insurance on an "occurrence" basis, i.e., providing coverage for events occurring during the period for which premiums are paid, even if claims are asserted after such period, Tenant shall provide, prior to the end of the Lease Term, "tail" coverage, i.e., liability insurance coverage for claims which may be asserted during the two-year period after the Lease Term for events occurring during the Lease Term, and shall pre-pay in full the premium required for such tail coverage prior to the end of the Lease Term.

B.            Notwithstanding the above, Tenant shall not be in default under this Lease for failure to provide liability insurance if Tenant complies with commercially reasonable self-insurance practices consistent with prevailing practices in the assisted living and senior housing industry in the State; provided, that for this purpose, reliance on self-insurance shall not be considered to be a "commercially reasonable self-insurance practice" if

(1)            such practice is materially inconsistent with the requirements of HUD for Section 232 projects, FNMA for senior living projects, or the requirements of ALF Licensing Laws applicable to the Facility; or

(2)            as of the beginning of each month of the self-insurance arrangement, either of the following conditions is in effect:

(a)            the self-insurance arrangement does not involve a pooling agreement wherein entities other than Tenant and its Affiliates are committed to a system of risk-sharing pursuant to which resources other than Tenant's are available for satisfaction of claims against Tenant (a "Pooling Arrangement"), Tenant lacks sufficient liquid net worth, as reflected by the financial statements of Tenant reported to Landlord pursuant to Section 8 of the Agreement To Lease, to cover claims on a commercially reasonable basis;

(b)            the self-insurance arrangement involves a Pooling Arrangement, the liquid net worth of the participants in such arrangement are not sufficient to cover, on a commercially reasonable basis, claims against such participants.

C.            Tenant shall at all times carry workers compensation insurance consistent with the requirements of State law.

10.3             At all times from the Commencement Date until the end of the Lease Term, at its sole cost and expense (but for the mutual benefit of the Landlord and Tenant) and as additional rent, Tenant shall provide and keep in force such business interruption insurance as may be required by HUD or FNMA or as may be reasonably required by other Mortgagees.

10.4             All such insurance to be provided by Tenant under this section shall name as insureds the Landlord, Tenant and the Mortgagee(s) of Landlord, as their respective interests may appear. All policies of insurance required under Section 10.1 hereof shall also be payable, under a standard mortgagee clause, to the holder of the existing or any new Mortgage, as their interests may appear. No such insurance shall allow for the reduction of any payment by reason of any other insurance policy unless such other policy is specifically named, a copy thereof is provided to Landlord, and Landlord and the Mortgagee are named therein as insureds as their interests may appear.

10.5             All of the policies of insurance which Tenant is to provide pursuant to this Lease shall be in form and substance as is then standard in the State for policies of like coverage and shall be distributed in such amounts, and with such responsible companies as Tenant shall determine, subject to the written approval of Landlord, not to be unreasonably withheld. Certificates of insurance policies or other evidence reasonably satisfactory to Landlord and the Mortgagee(s), shall be delivered to Landlord and shall bear endorsements showing the receipt by the respective insurance companies of the premiums thereon, or shall be accompanied by other evidence of payment of such premiums to the insurance companies. All insurance policies shall be renewed by Tenant, and proof of such renewals delivered to Landlord, at least ten (10) days prior to their expiration dates. All such policies shall provide that they may not be cancelled by the insurer for nonpayment of premiums or otherwise until at least thirty (30) days after service upon Tenant, Landlord and Mortgagee(s) of notice of the proposed cancellation, and in any event that such policies shall not be invalidated, without thirty (30) days prior written notice to Landlord and the Mortgagee(s), by any act or omission of Tenant or any occupant of the Leased Premises, or by any other act which might otherwise result in a forfeiture of such insurance.

10.6             In the event that Tenant fails to obtain and maintain insurance as required in this Section 10, after ten (10) days prior written notice by Landlord to Tenant, the Landlord or the Mortgagee may effect any such insurance coverage and pay premiums therefore, and the commercially reasonable amount of all premiums so paid shall constitute Additional Rent hereunder, payable by Tenant to Landlord or Mortgagee upon the next due date of Base Rent hereunder and in accordance with the provisions of this Lease.

10.7             The foregoing insurance provisions shall not limit or modify any of the obligations of Tenant under any of the provisions of this Lease, except as provided in Section 18, to restore the Leased Premises or to replace any Equipment.

10.8             To the extent of the amount of insurance proceeds actually received in regard to any insured event, Landlord and Tenant and all parties claiming under them hereby mutually release and discharge each other from all claims and liabilities arising from or caused by any hazard actually covered by insurance on the Leased Premises, or actually covered by insurance in connection with property on, or activities conducted on, the Leased Premises, regardless of the cause of damage or loss. This provision shall only be effective so long as the applicable insurance policies contain a clause to the effect that this release shall not affect the right of the insured to recover thereunder. Such clauses shall be obtained by Tenant or Landlord, whenever possible, in all policies of insurance obtained pursuant to this Section 10.

10.9             At the end of the Lease Term, any surplus of Insurance Escrow payments (and interest thereon) held by Landlord over the premiums payable for insurance required under this Section 10 shall be refunded by Landlord to Tenant within five (5) Business Days after such excess is determined; conversely, Tenant shall pay Landlord the amount of any deficiency of Escrow Deposits within five (5) Business Days after such deficiency is determined.

11.	REPAIRS AND MAINTENANCE

11.1            Commencing as of the Commencement Date and until the end of the Lease Term, Tenant, at its expense, shall take good care of and keep in good order and repair (damage or destruction by fire, other casualty and ordinary wear and tear excluded), the Leased Premises. Tenant shall:

A.            make all repairs inside and outside, ordinary and extraordinary, structural and nonstructural, as necessary to preserve the Leased Premises in Good Condition, which repairs shall be performed in a first class workmanlike manner. If any element of the Leased Premises cannot be so repaired, Tenant shall replace that element so that the Leased Premises will be restored to Good Condition.

B.            promptly pay the expense of all such repairs;

C.            suffer no waste on or injury to the Leased Premises;

D.            keep all sidewalks, curbs and parking areas within the Leased Premises in good repair and free from dirt and rubbish;

E.            give prompt notice to Landlord of any fire or other casualty that may occur; and

F.            repair promptly all injury done by the installation or removal of furniture, fixtures, equipment, machinery and personal property of Tenant.

11.2            Landlord, its agents or representatives, shall have the right to enter upon the Leased Premises at all reasonable times, as provided in Section 17 below. If Landlord reasonably deems any repairs are necessary for which Tenant is responsible under Section 11.1, Landlord may demand in writing that Tenant make such repairs; and if Tenant either refuses or neglects to commence such repairs within thirty (30) days of Tenant's receipt of such written demand or fails to complete the same in a commercially timely manner, Landlord may make or cause such repairs to be made in a reasonable manner designed to avoid interference with the business of Tenant and Landlord shall not be responsible to Tenant for any loss or damage that may accrue to Tenant's business by reason thereof (except to the extent of the negligence or willful misconduct of Landlord or its agents), and if Landlord makes or causes such repairs to be made, the reasonable cost thereof paid by Landlord shall constitute Additional Rent payable on the first day of the next succeeding month; provided, that Landlord shall provide written notice to Tenant, not less than five (5) business days before the due date for such Additional Rent, advising Tenant of the cost incurred by Landlord for any such repair. Nothing contained herein shall be construed as imposing any obligation on Landlord to make any such repairs.

12.	NET LEASE

Except for payments required under any Mortgage(s) granted by Landlord as to the Leased Property, it is the purpose and intent of the Landlord and Tenant that the Net Rent payable hereunder shall be absolutely net to Landlord, so that this Lease shall yield to Landlord the Net Rent specified herein in each year during the entire term of this Lease, free of any charges, assessments, or taxes of any kind, assessed or imposed against the Leased Property, and without further abatement, deduction or set-off by Tenant except as authorized in Section 6.5 to recover excess Escrow Deposits, 8.1 as to set-off of Security Deposit Interest, Sections 8.7 and 8.8 as to recovery of the Security Deposit, Section 9.5 as to offset of Escrow Deposits to offset reductions in Taxes, Sections 19.419.5 as to condemnation, Section 21.2 and Section 23A.2 if Tenant cures a default of Landlord under a Mortgage, and Section 23.5(F)(2) as to certain rent received by Landlord from a third party after Tenant's default. Landlord shall not be expected or required under this Lease to pay any such charge, assessment or tax, or be under any obligation or liability hereunder except as herein expressly set forth. All costs, expenses and obligations of any kind and nature whatsoever relating to the Leased Property or this Lease arising from or relating to the operation of or use of the Leased Premises after the Commencement Date and prior to the end of the Lease Term shall be paid and performed by Tenant.

13.	PUBLIC UTILITIES AND VENDOR SERVICES

Tenant agrees to pay or cause to be paid all charges for gas, water, sewer, electricity, light, heat, power, steam, air conditioning, telephone or other communication service or other utility or service used, rendered or supplied to, upon or in connection with the Leased Property throughout the term of this Lease, and to indemnify Landlord and save it harmless against any liability or damages on such account. Tenant expressly agrees that Landlord is not, nor shall it be, required to furnish to the Tenant or any other occupant of the Leased Premises, during the term of this Lease, any water, sewer, gas, heat, electricity, light, power, steam, air conditioning or any other facilities, equipment, labor, materials or services of any kind whatsoever, but, without limiting the foregoing, Landlord represents and warrants that, as of the date of its delivery of the Leased Premises to Tenant, the same are available to the Leased Premises. Landlord shall not be responsible for any breakdown, diminution, interruption, or cessation of any such utilities or utility services, nor shall the Net Rent abate in such event. Provided the same shall be at the Tenant's sole expense and liability, Landlord, at the request of Tenant, will join with Tenant in any application required for obtaining or continuing any of the foregoing services. Tenant shall not enter into any contract for goods or services to be provided for the Facility for a period beyond the Scheduled Lease Term.

14.	ALTERATIONS AND ADDITIONS

14.1            Except to the extent provided in Sections 18, 19, and 20 and 24 hereof, Tenant may at any time and from time to time during the term of this Lease, and any extension hereof, at Tenant's own cost and expense, make or permit to be made any alteration, addition, change or improvements of, in or to the Leased Premises or any building located thereon or any part thereof; provided that:

A.             For any alterations, additions, changes or improvements involving the structure of the Facility (including interior walls, whether or not load-bearing) involving cost in excess of Fifteen Thousand Dollars ($15,000), the following shall be fully observed and performed by Tenant before the commencement of any work:

(1)            There is no existing and unremedied default (subject to applicable notice and cure periods) on the part of Tenant under any of the terms, covenants and conditions herein;

(2)            Tenant shall have delivered to Landlord plans and specifications, in sufficient detail to reasonably allow Landlord to make a decision with respect thereto, and shall have obtained Landlord's written approval thereof (which Landlord shall not unreasonably withhold, condition or delay), and any approval required by any and all governmental authorities and departments having jurisdiction. If Landlord shall not have signified its disapproval within thirty (30) calendar days after their delivery, the plans and specifications shall be deemed to have been approved by Landlord;

(3)            Neither Landlord nor the Leased Premises shall be subject to any charge, liability, claim or lien of whatsoever kind or nature by reason thereof; except for any increase in property tax as to the Leased Premises resulting from such improvement;

(4)            Tenant shall tender to Landlord such security and assurance of completion for said alterations or changes as shall be commercially reasonable within the industry and reasonably necessary for the particular alterations or changes in question.

B.             The following shall be fully observed and performed by the Tenant during the work:

(1)            The work involved in any such alteration, change or modification shall be performed with diligence and in a first-class workmanlike manner;

(2)            All such work, alterations, changes or modifications shall be done subject to, and in accordance with all applicable federal, state and local laws and regulations governing the same; and

(3)            Tenant shall procure all necessary permits for the construction of said changes, alterations, or modifications and shall deliver to Landlord a final certificate of occupancy or its equivalent as a condition precedent to the use of the improvements for their designated purpose.

(4)            If any modification requiring Landlord's consent as described above is made without Landlord's consent (pursuant to the procedure described above), Tenant shall, before the beginning of the eighth month prior to the end of the Scheduled Lease Term, unless excused in writing by Landlord, restore the condition of the Facility to the condition that existed prior to such change.

14.2             All alterations, changes, additions and modifications to the Leased Premises, when made, erected, constructed, installed or placed upon the Leased Premises, and all machinery, apparatus, equipment, floor coverings and fixtures originally installed or as replaced, including without limitation all heating, lighting, and power equipment, pipes, pumps, tanks, conduits, plumbing, air-cooling and air-conditioning apparatus, attached cabinets, ducts and compressors are now and shall immediately be and become part of the realty when installed and the sole and absolute property of Landlord without cost or charge to Landlord and shall remain upon and be surrendered with the Leased Premises at the expiration or sooner termination of this Lease.

14.3             Tenant shall not make any modification causing a reduction of the Resident Capacity of the Facility without prior written approval of Landlord and, so long as the Facility is subject to a HUD-insured Mortgage, HUD.

15.	LIENS OF THIRD PARTIES BY ACTION OF TENANT

15.1             Tenant shall not suffer or permit any liens to stand against the Leased Property or any part thereof by reason of any work, labor, services or materials done for, or supplied to, or claimed to have been done for, or supplied to, Tenant or anyone holding the Leased Property or any part thereof through or under Tenant subsequent to the Commencement Date. If any such lien shall at any time be filed against the Leased Property, Tenant shall cause the same to be discharged of record, within sixty (60) days after the date that Tenant receives written notice of such filing, by either payment, deposit or bond, unless a bond therefor is already in effect, or within such period shall have commenced proceedings necessary to discharge same and shall proceed diligently thereunder in order to discharge such lien within a reasonable time. If Tenant shall fail to discharge or commence necessary proceedings to discharge any such lien within such period, Landlord may, but shall not be obligated to, procure the discharge of such lien either by paying the amount claimed to be due by deposit in court, or if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment, if any, in favor of the lienor with interest, costs and allowances. Any reasonable amount paid or deposited by Landlord for any of the aforesaid purposes, and all reasonable legal and other expenses of Landlord, at the option of Landlord, shall be payable by Tenant to Landlord as Additional Rent for the next month.

15.2             Nothing in this Lease shall be deemed to be, or construed in any way as constituting, the consent or request of any person, firm or corporation for the performance of any labor or the furnishing of any materials for any construction, rebuilding, alteration or repair of or to the Leased Property or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials which might in any way give rise to the right to file any lien against the Landlord's interest in the Leased Property. Landlord shall have the right to post and keep posted, at all reasonable times and locations on the Leased Premises, any notices which Landlord shall be required so to post for the protection of Landlord and the Leased Property from any such lien.

16.	ATTORNEYS' FEES

Subject to the terms of Section 43 below regarding the right of either party to cause any dispute under this Lease (other than a request by a party for injunctive relief or other relief which cannot be granted by an arbitrator) to be resolved by binding arbitration, in the event either party brings a legal proceeding against the other for breach of this Lease or the Agreement To Lease, the prevailing party in such action shall be entitled to recover the court costs and reasonable attorneys' fees incurred by such party in such proceeding.

17.	ACCESS TO PREMISES

Tenant shall permit Landlord or its agents, upon at least one (1) business day prior written notice (i.e., no less than 24 hours), to enter the Leased premises at all reasonable hours, including without limitation the hours of 8 am through 5 pm, local time, Monday through Friday, for the purpose of inspection of the Leased Premises, and for the purpose of showing the Leased Premises to persons wishing to purchase the Leased Premises or make a mortgage loan upon them; and at any time within nine (9) months prior to the expiration of the Scheduled Leased Term, or after default (subject to applicable notice and cure periods) by Tenant in any obligation under this Lease, or the Agreement To Lease, to persons wishing to rent the whole or any portion of the Leased Premises, provided that such entry, inspection and/or showing does not materially interfere with the operation of the Facility.

18.	DAMAGE OR DESTRUCTION

18.1            Except as expressly set forth in this Section 18, and subject to the terms and conditions of the existing Mortgage or any subsequent Mortgage as authorized by Section 21, if after the Commencement Date and prior to the end of the Lease Term, the Leased Property, or any improvements or additions to the Facility shall be destroyed or damaged in whole or in part by fire or other hazard, risk, contingency or casualty, whether or not covered by insurance, or after partial condemnation not resulting in termination of this Lease, the Tenant shall give to the Landlord immediate notice thereof, and the Tenant shall, to the extent that funds for such purpose are available from insurance proceeds, and funds provided by Landlord, promptly repair, replace and rebuild the same, at least to the extent of the value, quality, condition and class equal to the buildings and improvements thereon existing immediately prior to such occurrence (as nearly as reasonably possible under the circumstances) (hereinafter referred to as "restoration"), all in accordance with Section 20 hereof. If Tenant shall not commence such work within thirty (30) days after the occurrence of such damage, or shall not complete said work within a commercially reasonable time after commencement of such work, Landlord may, upon written notice to Tenant, take responsibility for restoration.  Except as hereafter expressly set forth, a partial or total destruction shall not annul or void this Lease except by the mutual written agreement of the parties, and there shall be no abatement or reduction of rent. The Tenant warrants to the Landlord that the Leased Property will be repaired or replaced in accordance with the then existing laws and regulations affecting the Leased Property, including, without limitation, any requirements of any federal, state or local licensing authorities.

18.2            In the event of any damage or destruction as hereinabove referred to, any insurance money received by or paid to the Landlord or the Tenant or the Mortgagee under the Mortgage (to the extent allowable under the Mortgage) upon the Leased Premises by reason thereof shall be applied to such costs of repairing, restoration or rebuilding as herein provided for and required pursuant to Section 20.1 hereof. In the event the Tenant's insurance applicable thereto has a deductible provision, the Tenant be responsible for payment of the deductible as may be required for such repair, restoration or rebuilding.

18.3            The parties acknowledge that the Mortgagee(s) under the Mortgage(s) may have the right pursuant to the Mortgage(s) to apply any insurance proceeds to the reduction of the indebtedness under the note(s) secured by the Mortgage(s). In the event of any damage or destruction to the Facility, and if the Mortgagee(s) or holder(s) of said note (s) uses the proceeds of insurance resulting therefrom to reduce the indebtedness of the note(s) or otherwise withholds such proceeds from Tenant, and if Landlord does not, within thirty (30) days after receipt of notice of such destruction and such withholding, offer to provide funds sufficient to effect necessary repairs, restoration or rebuilding, and provide such funds within a commercially reasonable time thereafter, then Tenant shall have the option, if less than twenty-five percent (25%) of the Resident Capacity of the Facility has been rendered unusable, to continue to occupy the Leased Premises based on payment of rent reduced proportionately to the Resident Capacity still usable or, if insufficient funds are available to Tenant for repair, to terminate this Lease; or if more than twenty-five percent (25%) of the Resident Capacity of the Facility has been rendered unusable, either to continue to occupy the Leased Premises based on payment of rent reduced proportionately to the Resident Capacity still usable or to terminate this Lease. In the event that insurance proceeds are paid to the Mortgagee, Tenant shall not be required to commence repairs prior to receiving notice from Landlord that funds will be made available for repairs either from such proceeds or from Landlord.

19.	CONDEMNATION

19.1            The Landlord and the Tenant acknowledge that the terms of the Mortgage(s) may contain restrictions concerning condemnation proceedings, the use of the proceeds from the condemnation award, and which parties can participate in a condemnation proceeding and receive part or all of the proceeds from a condemnation award. Notwithstanding anything set forth in this Lease Agreement to the contrary, the terms of said Mortgage(s) shall solely govern the use of the proceeds from a condemnation award, which parties may be a participant to a condemnation proceeding and which parties may receive all or a portion of the proceeds from a condemnation award. However, to the extent that the terms of said Mortgage(s) do not conflict with the provisions set forth hereafter in this Section 19, then, and only then, shall the terms set forth hereafter in this Section 19 govern the use of proceeds from a condemnation award, participants to a condemnation proceeding and the recipients of all or part of the proceeds from a condemnation award.

19.2            If title to the fee of the whole of the Leased Premises shall be taken or condemned by any competent authority for any public or quasi-public use, this Lease shall cease and tenninate as of the Commencement Date by said authority. If title to the fee of less than the whole of the Leased Premises but more than twenty-five percent (25%) of the Resident Capacity of the improvements then upon the Leased Premises shall be so taken or condemned, the Tenant and the Landlord shall each have the option by written notice to the other, at any time prior to the taking of possession by, or the date of vesting of title in, such authority, whichever first occurs, to terminate this Lease as of the date of such vesting or possession. In either of such events, all Base Rent, as adjusted, and other charges paid or payable by the Tenant hereunder shall be apportioned as of the date the Lease shall have been so terminated as aforesaid.

19.3            The total condemnation award made with respect to all or any portion of the Leased Premises or for the loss of rent, or for the loss of business beyond the term of this Lease Agreement, shall be solely the property of and payable to the Landlord. Any award made for the taking of Tenant's leasehold interest in the Leased Premises, for loss of business during the remaining term of this Lease Agreement, if any, or for removal and relocation expenses of the Tenant in any such proceedings, shall be the sole property of and payable to the Tenant. Any lump sum condemnation award shall be apportioned between the parties in a manner consistent with the above. In any condemnation proceedings, the Landlord and the Tenant shall each seek its own award in conformity herewith, at its own expense.

19.4            If title to the fee of less than twenty-five percent (25%) of the Resident Capacity of the improvements then upon the Leased Premises shall be so taken or condemned, or if the Landlord or Tenant shall have the right to terminate this Lease under Section 19.2 but shall not elect to do so, the Landlord may, at its own cost and expense, restore the untaken portion of any building or improvements on the Leased Premises so that such building shall constitute a complete architectural unit of the same general value, quality, class, character and condition (as nearly as may be possible under the circumstances) as the buildings and improvements existing immediately prior to such condemnation or taking. Pending such restoration, the Base Rent payable hereunder shall be reduced in proportion to the reduced Resident Capacity of the Facility as so taken or condemned. In the event the Landlord shall not commence such work within thirty (30) days after such taking, or shall not complete said work within a commercially reasonable time after commencement of such work, then this Lease, at the option of the Tenant, upon thirty (30) days written notice to the Landlord and Landlord's failure to cure within such thirty (30) days, shall cease and terminate. For this purpose, a "commercially reasonable time" shall be extended to compensate for any delay to the extent directly and reasonably caused by labor strikes, governmental regulations, inability to obtain labor or materials or any other cause beyond the Landlord's control, and in such event the standard for completion shall be extended by the period of interruption. Alternatively, the Tenant may complete such work and offset the cost thereof, subject to the provisions of this Section 19, against the installments of Net Rent next coming due hereunder. During any such work, the Tenant shall be required to pay a portion of the Base Rent in proportion to that part of the Leased Premises remaining in tenantable condition, and the balance of the Net Rent herein provided shall abate.

19.5            The Tenant agrees that if, at any time after the Commencement Date, the whole or any part of the Leased Premises or of the Tenant's interest under this Lease shall be taken or condemned by any competent authority for its temporary use or occupancy of less than sixty (60) days, this Lease shall not terminate by reason thereof, subject to Landlord's payment to Tenant of any compensation received by Landlord for such temporary taking, and Tenant shall continue to pay, in the manner and at the times herein specified, the full amount of rent and charges payable under this Lease. During the period of such temporary taking, the Base Rent payable hereunder shall be reduced in proportion to the reduced Resident Capacity of the Facility as so taken or condemned. Except as Tenant may be prevented from so doing pursuant to the terms of the order of the condemning authority, Tenant shall continue to perform and observe all of the other terms, covenants, conditions and obligations hereof, on the part of the Tenant to be performed and observed, as though such taking had not occurred.

19.6            Tenant covenants that upon the termination of any such period of temporary use or occupancy as set forth in Section 19.5 hereof, it will, to the extent that condemnation proceeds are available or Landlord has agreed to provide funds, restore the Leased Premises to the condition in which the same were immediately prior to such taking, and subject to the same conditions as set forth in Section 20, unless such period of temporary use or occupancy shall extend beyond the expiration date of the term of this Lease Agreement, and any extension thereof, in which case the Tenant shall not be required to make such restoration. In such case, the Tenant shall contribute to the cost of such restoration that portion of its entire award described in Section 19.5 hereof which is specifically allocated to such restoration in the judgment or order of the court, if any.

19.7            For the purposes of this Section 19, the Leased Premises or a part thereof, as the case may be, shall be deemed to have been taken or condemned on the date on which actual possession of the Leased Premises or a part thereof, as the case may be, is acquired by any lawful power or authority, or the date on which title vests therein, whichever is earlier.

19.8            If the terms of any Mortgage on the Leased Premises operate to prevent the Tenant from participating in any condemnation proceeding, or to prevent the Tenant from receiving any of the proceeds of a condemnation award to which it would otherwise be entitled, or to require the said condemnation award proceeds to be applied against the promissory note secured by the said Mortgage, then the Landlord shall promptly pay to the Tenant a sum of money equal to the total award to which the Tenant would have otherwise been entitled. Any portion of any condemnation award received by the Landlord or applied pursuant to any such Mortgage which results from or relates to a capitalization of the income stream of Tenant's business as conducted in the Facility which is in excess of the capitalization of the payments of Base Rent from the Tenant to the Landlord, shall be promptly paid to the Tenant by the Landlord.

20.	RESTORATION

20.1             Notwithstanding anything set forth in this Lease Agreement to the contrary, the terms of any Mortgage encumbering or concerning the Facility that constitutes the Leased Premises shall, to the extent that such terms are commercially reasonable, govern the terms and conditions upon which the net proceeds of all insurance and condemnation awards described in this Lease Agreement shall be applied to the cost of restoring the Facility. However, to the extent that the ten-ns of such Mortgage do not conflict with the provisions set forth hereafter in this Section 20, then and only then, shall the terms set forth hereafter in this paragraph govern the application of insurance proceeds and condemnation awards to the cost of restoring the Premises. Nothing in this Lease shall require Tenant to expend funds for purposes of restoration in addition to funds for such purpose are available from insurance proceeds or Landlord under Section 18 or from condemnation proceeds under Section 19.

20.2             The party responsible for such restoration (herein referred to as the "Restoring Party") shall submit to the other party (herein referred to as the "Non-restoring Party") complete plans and specifications which shall be designed as follows: if the restoration is occasioned by fire or other casualty (except partial condemnation), to restore the Facility at least to its condition immediately prior to such damage or destruction and as nearly as similar in character and value as is commercially practicable and reasonable; or, if the restoration is occasioned by partial condemnation, to construct the remainder of the Facility so that the same shall constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as the Facility existing immediately prior to such condemnation or taking.

20.3             The plans and specifications shall be subject to the written approval of the Non-restoring Party. Within fifteen (15) calendar days after submission thereof, the Non-restoring Party shall either approve the same or serve written notice upon the Restoring Party of its disapproval thereof and its objections thereto, in default of which such plans and specifications or such portion thereof not objected to shall be deemed to be approved by the Non-restoring Party, anything herein contained to the contrary notwithstanding.

20.4             The Restoring Party shall thereafter furnish the Non-restoring Party and the recipient of the proceeds of insurance or the award in condemnation, as the case may be, with a copy of any contract or contracts which the Restoring Party shall enter into for the making of such restoration; or, if the restoration is to be done by the Restoring Party, a copy of all sub-contracts made by the Restoring Party in connection with such restoration and a sworn statement estimating the cost thereof.

20.5             During the progress of the restoration, the holder of the insurance proceeds or award in condemnation, as the case may be, shall make payments to the Restoring Party or to the contractors and materialmen of the Restoring Party, for the account of the Restoring Party, out of such proceeds of insurance or award in condemnation to the extent available, at the end of each month, or from time to time as may be agreed upon, against the Restoring Party's certificates, as follows: an amount which shall be that proportion of the insurance proceeds or award held which ninety percent (90%) of the payments to be made to the contractors or materialmen of the Restoring Party for work done, materials supplied and services rendered, during such month or other period, bears to the total contract price; if the restoration is done by the Restoring Party, then that portion of the insurance proceeds or award so held which ninety percent (90%) of the estimated cost of work done, materials supplied and services rendered during that month bears to the total estimated cost; and on completion of the restoration, the balance of such insurance proceeds or condemnation award monies required to complete the payment of the restoration costs shall be paid to the Restoring Party; or, if the Restoring Party is the holder of the insurance proceeds or award in condemnation, the Restoring Party shall be responsible for and shall pay such amounts as shall be necessary to make full payment (less retention) for all work done, material supplied and services rendered during each and every month, without regard to the sufficiency of the proceeds or award otherwise available.

20.6             At the time of each such request for advance by the Restoring Party and as a condition precedent thereto, the Restoring Party shall also submit a certificate signed by the Restoring Party and the architect or engineer responsible for supervising said work not more than fifteen (15) days prior to such request setting forth the following: that the sum then requested either has been paid by the Restoring Party or is justly due to contractors, subcontractors, materialmen, engineers, architects or other persons who have rendered services or furnished materials for the restoration therein specified; the names and addresses of such persons; a complete description of such services and materials; the several amounts so paid or due to each of said persons in respect thereof; that no part of such expenditures has been or is being made the basis, in any previous or other pending request, for the withdrawal of insurance money or condemnation award money, and that the sum then requested does not exceed the value of the services and materials described in the certificate; that, except for the sum then requested in such certificate stated to be due for services of materials and the 10% retainage, there is no outstanding indebtedness known to the person signing such certificate, after due inquiry, which is then due for labor, wages, materials, supplies or services in connection with such restoration which, if unpaid, might become the basis of a vendor's, mechanic's, laborer's or materialmen's statutory or similar lien upon such restoration or upon the Leased Premises or any part thereof or upon the leasehold interest therein; that the total cost, as estimated by the persons signing such certificate, of the restoration required to be done subsequent to the date of such certificate in order to complete the same, does not (except as previously disclosed by the Restoring Party to the Non-restoring Party in writing, which writing, if any, shall be identified in such certificate) exceed the balance of the proceeds of insurance or award in condemnation in the possession of the holder thereof; and that all of the work of restoration so far completed is proper and of the quality and class equal to the original work and in accordance with the plans and specifications approved by the Non-restoring Party.

20.7             At the completion of the restoration, and following disbursement of the final advance to the Restoring Party required to complete the payment of restoration costs, any such insurance proceeds or condemnation award proceeds remaining shall be paid by the recipient thereof to the Landlord and one hundred percent (100%) thereof shall be credited to the Base Rent required to be paid by Tenant pursuant to Section 6 hereof during the period immediately following the date on which payment is made.

20.8             During such restoration, the Non-restoring Party and any architect, engineer, or other representative designated by the Non-restoring Party, may inspect the Leased Premises. During the course of such restoration and its completion, the Restoring Party shall keep copies of all plans, shop drawings and specifications relating to such restoration on the building site and permit the Non-restoring Party or its architect, engineer or other representative to examine them at all reasonable times, or, in the alternative, shall furnish the Non-restoring Party with copies of such plans, drawings and specifications. In the event that during the restoration of the Leased Premises, the Non-restoring Party or its architect, engineer or other representative shall determine that the materials do not substantially conform to the approved specifications or that the Leased Premises are not being restored in accordance with the approved plans, prompt notice in writing shall be given to the Restoring Party, specifying in detail the particular deficiency, omission or other respect in which it is claimed that the restoration does not conform with the plans and specifications as so approved. Upon the receipt of any such notice, the Restoring Party shall take such steps as it deems necessary to cause corrections to be made as to any deficiencies, omissions or otherwise, and if necessary for the purpose of effectuating such corrections, shall immediately remove such materials and replace such construction and furnish materials in accordance with the approved plans and specifications or equally as good as those provided for in such plans and specifications.

20.9             All of such restoration and the performance thereof shall be subject to and shall be performed in accordance with the conditions and requirements imposed upon Tenant in Section 14 hereof.

20.10    If the Restoring Party shall fail to commence such restoration within a commercially reasonable time following such damage or destruction or within a commercially reasonable time following the date insurance or condemnation proceeds, if any, are first made available to it, whichever first occurs, or, having commenced such restoration, shall fail to complete it in accordance with the provisions of this Lease within a commercially reasonable time, the Non-restoring Party may, at its option and upon serving written notice upon the Restoring Party that it elects so to do, make and have the right, as the restoration progresses, to use and apply the insurance proceeds or condemnation award money to the cost of such restoration to the extent that it shall not theretofore have been applied to the payment or reimbursement of costs and expenses of the Restoring Party as aforesaid.

20.11    If prior to the completion of such restoration whether by the Landlord or the Tenant, this Lease shall terminate or expire for any reason, Landlord shall have the right to receive and retain such insurance proceeds or condemnation award, to the extent that it shall not theretofore have been applied to the payment or reimbursement of the costs and expenses of the Tenant and the Landlord, as aforesaid, and the Tenant shall thereupon be discharged from any and all obligations under this Lease to restore the Leased Premises pursuant to this Section 20.

20.12    If it is apparent before the commencement of restoration that the restoration will not be completed prior to the end of the Scheduled Lease Term, then Landlord, at its discretion, may, so long as it does not materially adversely affect Tenant's rights hereunder, act as the Restoring Party notwithstanding any other provision of this Lease pursuant to which the Tenant would act as the Restoring Party.

21.	MORTGAGE(S) AND SUBORDINATION

21.1            Landlord and Tenant acknowledge that the Leased Premises are encumbered by one or more Mortgages. This Lease shall be subject and subordinate to the lien of the existing Mortgage(s) as of the date hereof, and to no other, except as provided herein. The Tenant agrees, at any time hereafter, on demand, to execute and deliver any commercially reasonable instruments, releases or other documents that may be reasonably required for the purpose of evidencing the subordination of this Lease to the lien of such Mortgage(s) or a new Mortgage(s) which Landlord shall have the right to place on the Leased Property as provided herein. The Landlord shall have the right to place a new Mortgage or Mortgages ("New Mortgage") on the Leased Property at any time after the Commencement Date; provided, that the Landlord shall provide to Tenant, at least twenty (20) days prior to placing any such Mortgage(s) upon the Premises, complete copies of all documents relating to the transaction in which any Mortgage is to be executed; and further provided, that the prospective holder of the New Mortgage ("New Mortgagee") shall agree, in writing and in an enforceable and recordable commitment, reasonably acceptable to Tenant, that Tenant's possession of the Leased Property shall not be disturbed by said New Mortgagee so long as Tenant (a) is not in default under this Lease beyond applicable notice and cure periods and (b) agrees to accept the New Mortgagee or any purchaser of the Leased Property at a foreclosure sale as Landlord hereunder. Landlord shall use its best efforts to cause the existing Mortgagee(s) to enter such a non-disturbance agreement with Tenant and deliver the same to Tenant upon execution hereof.

21.2            During the term of this Lease, and any extension thereof, Landlord shall make all Mortgage payments directly to the Mortgagee for every Mortgage. Landlord shall pay directly to the Mortgagee that part of the Mortgage payment that represents a payment of principal or interest on the promissory note secured by said Mortgage, as well as any amounts required by Mortgagee to be escrowed for payment of insurance and taxes, but the responsibility for escrow amounts shall be Tenant's. Tenant shall pay directly to Landlord that part of the Mortgage payment that constitutes the amount required to be paid under any Mortgage to be held in escrow for the purpose of paying property taxes and insurance; provided, however, that any amount paid by Tenant which exceeds the amount actually applied to the payment of taxes or insurance shall be held in escrow by Landlord for the benefit of Tenant, and promptly refunded to Tenant at such time as Landlord receives any refund of funds held by the Mortgagee, or, if sooner, within thirty (30) days after the end of the Lease Term. Landlord agrees to act in a punctual manner with respect to its obligations under the Mortgage(s). Tenant and Landlord each shall have the right, after ten (10) days prior written notice to the other party and such other part's failure to properly cure any default within said period (including any default by Landlord in Mortgage payments) to cure any such default, and the defaulting party shall immediately reimburse the curing party for any reasonable costs or expenses incurred in this regard, plus interest thereon at the Default Rate, from the date of payment by the curing party until the date of payment by the defaulting party. Any amounts advanced by Landlord to cure a default of Tenant shall constitute Additional Rent due to Landlord from Tenant, payable in the same manner as specified for payment of Base Rent. If the curing party is the Tenant, Tenant may, at its option, offset the said costs and expenses against the payments of Base Rent next coming due. The parties will use their best efforts to cause all Mortgagees to execute non-disturbance and attornment agreements protecting Tenant's right to occupy the Leased Premises provided that Tenant is not in default beyond applicable notice and cure periods under this Lease.

22.	ASSIGNMENT AND SUBLETTING

22.1             Except as hereinafter provided, the Tenant and the Tenant's legal representatives or successors in interest, by operation of law or otherwise, may not transfer or assign the Tenant's interest in and to the Leased Property, without first procuring the written consent of the Landlord, which Landlord may withhold in its discretion.

22.2             This Lease may be assigned, without Landlord's consent, to an Affiliate of Tenant or Apollo, provided that such Affiliate enters into a Management Agreement with Summerville or an Authorized Assignee as provided in Section 2.3 above and such Management Agreement remains in effect during the Lease Term.

22.3             This Lease may be assigned, with Landlord's consent, not to be unreasonably withheld, to a proposed assignee other than an Affiliate of Tenant or Apollo, provided that such proposed assignee (other than a party taking possession as the result of a leasehold mortgage as described in Section 22.4) enters into a Management Agreement with Summerville or an Authorized Assignee (as provided in Section 2.3 above) and such Management Agreement remains in effect during the Lease Term. For such purpose, Landlord's withholding of consent to assignment shall not be deemed unreasonable if the following conditions are not met:

A.            The proposed assignee has a net worth at least equal to the greater of (i) the net worth of Tenant as of the Commencement Date or (ii) the net worth of the Tenant as of the last financial statement of Tenant furnished to Landlord, pursuant to the Agreement To Lease, prior to Tenant's written request to Landlord for consent to the proposed assignment.

B.            Except as otherwise permitted under Section 22.5 below, the proposed assignee will also operate the Other Facilities and assume the Other Leases.

C.            The proposed assignee agrees in writing to honor Tenant's contractual obligations as set forth in this Lease.

22.4            Tenant may encumber its leasehold interest with a mortgage or other lien, without obtaining Landlord's consent; provided, that the right of any mortgagee of Tenant's interest, or any nominee of such mortgagee, to take possession of the Leased Property, if Tenant has defaulted under its mortgage of its leasehold interest or otherwise, shall be subject to Landlord's written consent, not to be unreasonably withheld.

A.            If the Facility is to be managed for such new tenant by the Management Company or an Authorized Assignee, Landlord's withholding of consent shall not be deemed unreasonable if the new tenant fails to meet the standards stated in Section 22.3(A)-(C).

B.            If the Facility is to be managed by such new tenant, or by a management agent other than the Management Company or an Authorized Assignee (such alternate management agent, a "Successor Manager"), Landlord's withholding of consent shall not be deemed unreasonable if the new tenant fails to meet the standards stated in Section 22.3(A)-(C) or the following additional standards are not met by either the proposed new tenant or the Successor Manager, if any:

The proposed new tenant or the Successor Manager (or the individual with supervisory control over the proposed new tenant or Successor Manager) must have a record, for at least five (5) years, of maintenance and operation of assisted living facilities and retirement housing facilities in a manner which will preserve the value of the Facility.

(2)            The proposed new tenant or the Successor Manager (or the individual with supervisory control over the proposed new tenant or Successor Manager) must have a proven record, for at least five (5) years, of marketing and managing its facilities successfully from the standpoint of both quality of care and profitability, and treatment of its employees so as to avoid labor conflicts.

(3)            The proposed new tenant (or the Successor Manager) must have sufficient management quality and depth to take on the operation of the Facility and the Other Facilities.

(4)            The proposed new tenant or the Successor Manager) is an established firm of good reputation (or the individual with supervisory control over the proposed new tenant or Successor Manager has an established good reputation for operating such facilities).

22.5            For purposes of Section 22.3(B), pursuant to which Landlord's withholding of consent shall be considered reasonable unless the proposed assignee is to operate the Other Facilities as well as the Facility, the terms of Section 22.3(B) shall be considered as satisfied if the Other Leases are to be assumed by or one or more Affiliates of the proposed assignee, and the following conditions are met:

A.            Any Affiliate(s) of the proposed assignee which is to assume any of the Other Leases shall meet the standards stated in Section 22.3 of the Other Leases (identical to Section 22.3 of this Lease).

B.            For purposes of a transfer resulting from a leasehold mortgage under Section 22.4, the Affiliates (or the Successor Manager retained by such Affiliates) shall meet the standards stated in Section 22.4 of the Other Leases (identical to Section 22.4 of this Lease).

C.            The proposed assignee and its Affiliate(s) which shall operate the Other Facilities shall remain under common control for the period that the proposed assignee operates the Facility and its Affiliates operate the Other Facilities.

D.            For purposes of a transfer resulting from a leasehold mortgage under Section 22.4, if a Successor Manager is retained to manage the Facility or any of the Other Facilities, the Successor Manager shall continue to manage the Facility and the Other Facilities for the period that the proposed assignee operates the Facility and its Affiliates operate the Other Facilities.

22.6            The obligation under Section 2.3 to maintain a Management Agreement with the Management Company or an Authorized Assignee shall no longer be in effect in the event of a transfer of this Lease as the result of a leasehold mortgage as described in Section 22.4, but if satisfaction of the standards of Section 22.4(B)(1)-(4) is based on the qualification of a Successor Manager, continuation of the Lease shall be conditioned on such Successor Manager's continuing management of the Facility (and any Other Facilities for which satisfaction of the conditions of Section 22.4(B)(1)-(4) of the Other Lease is based on the qualification of such Successor Manager) for the duration of the period that the proposed assignee operates the Facility and its Affiliates operate the Other Facilities.

22.7            The Tenant and Tenant's legal representatives or successors in interest, by operation of law or otherwise, shall not sublet the Leased Premises, or any part thereof, to any person whatsoever; provided, however, that the Tenant may, if permitted under the terms of any Mortgage applicable to the Facility, sublet up to 2,000 square feet of the Facility to another service provider in furtherance of the operation of the Facility, or in furtherance of another activity undertaken by Tenant with the consent of Landlord, so long as the Resident Capacity of the Facility is not reduced and so long as the term of any such sublease does not extend beyond the Scheduled Lease Term.

22.8            Any consent by the Landlord to any act of transfer, assignment or mortgaging shall be held to apply only to the specific transaction thereby authorized. Such consent shall not be construed as a waiver of the duty of the Tenant, or the legal representatives or assigns of the Tenant, to obtain from the Landlord consent to any other or subsequent transfer, assignment or mortgage, or as modifying or limiting the rights of the Landlord under the foregoing covenant of the Tenant not to transfer or assign without such consent.

22.9            Any violation of any provision of this Lease Agreement, whether by act or omission, by any transferee, assignee or mortgagee shall be deemed a violation of such provision by the Tenant, it being the intention and meaning of the parties hereto that the Tenant shall assume and be liable to the Landlord for any and all acts and omissions of any and all transferees, assignees or mortgages.

22.10                       If Tenant's rights under this Lease Agreement shall be transferred, assigned or mortgaged, the Landlord may and is hereby empowered to collect rent from any transferee, assignee or (if such mortgagee takes possession of the Premises) mortgagee, and the Landlord may apply the net amount received by it to the Net Rent herein reserved, and no such collection shall be deemed a waiver of the covenant herein against transfer, assignment or mortgaging, or the acceptance of the transferee, assignee or mortgagee as a tenant, or release of the Tenant from further performance of the covenants herein contained on the part of the Tenant to be performed.

22.11                       Each transfer, assignment or mortgage of this Lease Agreement or of the Leased Premises to which the Landlord may consent shall be by an instrument in writing and shall be executed by the transferor, assignor or mortgagor and the transferee, assignee or mortgagee, in each instance, as the case may be. Each such transferee, assignee or mortgagee shall agree in writing for the benefit of the Landlord herein to assume, to be bound by, and to perform the terms, covenants and conditions of this Lease to be done, kept and performed by the Tenant relating to the period beginning as of the date of the transfer to such new tenant.

22.12                       If Tenant grants a mortgage of its leasehold and gives Landlord notice identifying the leasehold mortgagee, Landlord shall provide to such leasehold mortgagee(s) a copy of any notice sent by Landlord of a default by Tenant pursuant to this Lease, and Landlord shall not have the right to terminate this Lease until such leasehold mortgagee(s) has/have received such notice and has/have had an opportunity, for a period which is the greater of thirty (30) days or the otherwise applicable cure period granted to Tenant under this Lease, to cure the alleged default by Tenant.

22.13                       So long as the Facility is subject to a HUD-insured Mortgage, this Lease may not be assigned without the prior written consent of HUD.

23.	DEFAULT AND DAMAGES

23.1            Any one or more of the following events shall constitute an event of default hereunder ("Event of Default" or "Default"):

A.            Financial Default. If default shall be made in the due and punctual payment of Base Rent, Variable Rent, Escrow Deposits, or any payment of Additional Rent required to be made by Tenant under the terms of this Lease Agreement, and such default shall continue for a period of five (5) business days after Tenant's receipt of written notice from Landlord specifying such default.

B.            Non-Financial Default: Generally. If default shall be made by Tenant in substantial performance or compliance with any of the agreements, terms, covenants or conditions in this Lease Agreement other than those referred to in the foregoing Section 23.1A, for a period of thirty (30) days after written notice from the Landlord to the Tenant specifying the items in default, or in the case of default which cannot with due diligence be cured within said thirty (30) day period, Tenant fails to commence within said thirty (30) day period to cure the same and thereafter to prosecute the curing of such default with due diligence, it being intended that for a default not susceptible of being cured with due diligence within said thirty (30) day period, the time provided to the Tenant within which to cure the same shall be extended for such period as may be necessary to complete the same with all due diligence.

C.            Occurrence Of Performance Trigger Event. Tenant's failure to submit a timely Plan of Correction after the occurrence of a Performance Trigger Event, or Tenant's failure to complete a Cure within ninety (90) days after submission of a Plan of Correction.

D.            Loss Of License. The Facility's License is placed on suspension or probation, and such suspension or probation remains in effect for more than thirty (30) days after Tenant has received written notice thereof; or the Facility's license is revoked.

E.            Financial Failure

(1)            Event of Insolvency: Voluntary. If Tenant or the Management Company shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy law or any other present or future federal, state or other bankruptcy or insolvency statute or law, or shall seek or consent to or acquiesce in the appointment of any bankruptcy or insolvency trustee, receiver or liquidator of Tenant or the Management Company for all or any substantial part of their property or of the Leased Premises, and if such condition shall continue for a period of ninety (90) days.

(2)            Event of Insolvency: Involuntary. If any proceeding against Tenant or the Management Company seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar remedy under the present or any future federal bankruptcy law or any other present or future federal, state or other bankruptcy or insolvency statute or law is commenced, and if such proceedings shall not have been dismissed within ninety (90) days, or if, within ninety (90) days after the appointment, without the consent or acquiescence of the Tenant or the Management Company, of any trustee, receiver or liquidator of the Tenant or the Management Company, or of all or substantially all of its properties or of the Leased Premises, such appointment shall not have been vacated.

(3)            Abandonment. If the Tenant shall cease operating the Facility or the Facility shall become vacant, and such condition continues without correction for two (2) days after written notice to Tenant from Landlord (provided that a reasonable period during which any renovations are performed by Tenant or during which such condition continues as a reasonable result of any casualty or condemnation shall not count toward such two (2) period).

(4)            Insolvency Of Guarantor. If Landlord's consent to an assignment of this Lease is conditioned upon the agreement of a guarantor to guaranty the performance of the obligations under this Lease by the Tenant, any insolvency of such guarantor, whether voluntary or involuntary, shall for purposes of Section 23.1(E)(1)-(2) have the same effect as insolvency of the Tenant.

F.            Effect of Default. Upon the occurrence of an Event of Default as described in Section 23.1A, B, C, D, or E (or an Event of Default as to any of the Other Leases as provided in Section 33 below), Landlord at any time thereafter during which such event remains outstanding may give written notice to the Tenant specifying such Event of Default or Events of Default and demanding that Tenant cure the same, or, at the option of the Landlord, the said written notice shall either declare Landlord's intention to repossess the Leased Property without terminating this Lease Agreement, in which case Section 23.5B hereof shall apply, or, the said written notice may state that this Lease Agreement and the term hereby demised shall expire and terminate on the date specified in such notice. For an Event of Default described in Section 23.1C, the termination date shall be not sooner than ninety (90) days after the date of the notice of termination. For an Event of Default involving nonpayment of Net Rent as set forth in Section 23.1A, the termination date may be at any time on or after the date of the notice of termination. For any other Event of Default, the termination date shall be at least ten (10) days after the giving of such notice. Upon the date specified in such notice, this Lease Agreement and the term hereby demised and all rights of the parties under this Lease Agreement shall expire and terminate, and the Tenant shall remain liable as provided in this Section 23, and the provisions of Section 23.5C hereof shall apply.

23.2            Any such proceeding or action involving bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy law or any other present or future applicable federal, state or other statute or law, above set forth in Section 23.1C and 23.1D hereof, shall be grounds for the termination of this Lease Agreement pursuant to the terms of this Section 23, if such proceeding, act or remedy shall be taken or brought by or against Tenant, the then holder of the leasehold estate (including any assignee or sublessee of Tenant) under this Lease Agreement, or the Management Company.

23.3            Upon the date specified by Landlord in a notice of repossession of the Facility as described above (with or without termination of this Lease Agreement), the Tenant shall quit and peaceably surrender the Leased Property to the Landlord, and the employees of the Facility shall become employees of the Landlord or Landlord's nominee in accordance with the terms of the Agreement To Lease. Landlord or Landlord's nominee, upon such date, may without further notice enter upon and re-enter the Facility and the Leased Premises and possess and repossess the Leased Property, by force, summary proceedings, ejectment or otherwise, and may dispossess the Tenant and remove the Tenant and all other persons and property from the Facility and may have, hold and enjoy the Leased Property and the right to receive all rental income of and from the same. Landlord shall save, indemnify and hold Tenant harmless of and from any and all liability, loss, cost or expense arising from the acts of persons other than Tenant or its agents from and after the date Tenant loses possession of the Facility pursuant to this Section 23 (the "Repossession Date"), for all duties relating to Resident care provided after such date, loss occurring after such date of the Facility's license under the ALF Licensing Law or required approvals under any federal, state or local licensure, permits or consents for the Facility, and the maintenance and obtaining of all other governmental approvals then or thereafter required. Upon the date specified by Landlord in a notice of repossession of the Facility, any contracts entered into by Tenant with respect to the operation of the Facility shall, at the option of Landlord, be assigned to and become the property of Landlord or Landlord's nominee.

23.4            If this Lease Agreement shall be terminated pursuant to this Section 23, or if Landlord reenters the Leased Premises without terminating this Lease Agreement as provided in Section 23.1G hereof, by summary proceedings or otherwise, the Landlord may in its own name, but as agent for the Tenant if this Lease Agreement not be terminated, or if this Lease Agreement be terminated in Landlord's own behalf, relet the Facility and Facility Equipment, or any part thereof, for such term or terms, which may be greater or less than the period which would have otherwise constituted the balance of the term of this Lease Agreement, and on conditions which may include concessions or free rent and alterations of the Leased Premises, as Landlord in its uncontrolled discretion may determine, and may collect and may receive the rents therefore.

(1)            Tenant shall cooperate with Landlord or Landlord's nominee, in the event of such termination or re-entry, to enable Landlord or Landlord's nominee to assume operation of the Facility. Specifically, and without limitation, Tenant shall (a) allow such party to hire employees who are employed by Tenant at the Facility; (b) allow such party to use Tenant's billing system (including hardware and software) for at least six months, subject to such party using good faith diligence to assist Tenant in collection of Tenant's receivables. Tenant shall cooperate in transfer of control of the Facility to Landlord or Landlord's nominee in the same manner as Landlord's transfer of control of the Facility to Tenant at the commencement of this Lease.

(2)            Subject to Sections 23.5B, 23.5C, and 23.5F hereof, the Landlord shall not be responsible or liable for any failure to relet the Leased Premises or Facility Equipment, or any part thereof, or for any failure to collect any rent due upon such reletting; provided, however, that Landlord shall have the duty to mitigate its damages.

23.5            Damages payable by Tenant in the event of expiration, termination, or reentry and repossession of the Leased Premises pursuant to Section 23.1G shall include the cost of restoration as described in Section 23.5A, plus the Rent Differential as described in Section 23.5B if Landlord elects not to terminate the Lease, or the Termination Deficiency as described in Section 23.5C if Landlord elects to terminate the Lease, plus, in either event, interest and expenses as provided in Sections 23.5D and 23.5E.

A.            Restoration Cost. If this Lease shall expire, terminate or if the Landlord shall re-enter and repossess the Facilities and Facility Equipment with or without terminating this Lease, all as in Section 23.1G provided, then and in any of such events, the Tenant covenants and agrees in accordance with the terms otherwise set forth in this Lease Agreement:

(1)            That the Leased Premises and Facility Equipment shall be in the same condition as that in which the Tenant has agreed in this Lease to surrender them to the Landlord at the expiration of the term hereof;

(2)            That Tenant, on or before the occurrence of any such event, shall perform any covenant contained in this Lease Agreement that specifically requires the making of any improvement or alteration to the Leased Premises or Facility Equipment or for restoring or rebuilding any part thereof; and

(3)            That, for the default of any covenant above stated in this Section 23.5A, Landlord shall be entitled to recover and Tenant shall immediately pay, without notice or other action by Landlord, the then reasonable and actual cost of performing such covenant, plus interest thereon (at the prime rate as published in the Wall Street Journal in effect at the time of payment, but not to exceed the maximum legal rate under applicable law) for the period between the date of payment received by Landlord from Tenant and the date when such work or act should have been performed under the other provisions of this Lease Agreement.

B.            Rent Deficiency Payable Monthly Before Termination. In the event of such re-entry and repossession of the Facility and Facility Equipment without termination of this Lease, the Tenant shall pay the Landlord the Base Rent and Additional Rent accruing up to the time of such event, and, in the event of the re-entry or repossession of the Facility and Facility Equipment without the termination of this Lease, the Tenant, until the end of the term of this Lease Agreement, shall be liable to the Landlord for damages for Tenant's default, for an amount which is determined to be the equivalent of the amount of the Base Rent, Additional Rent, and all charges payable under this Lease Agreement by. Tenant on a monthly basis during the remaining Lease Term, less the then fair and reasonable rental value of the Leased Premises and Facility Equipment for the same period, after deducting Landlord's reasonable expenses in connection with such re-entry or repossession, which shall include, without limitation, all reasonable repossession costs, brokerage and management commissions, operating expenses attributable to effecting such re-entry or repossession, legal expenses, attorneys' fees, alteration costs, and expenses of preparing for such reletting. The Tenant shall pay such damages as in this Section 23.5B provided (herein called the "Rent Differential") to Landlord monthly on the days on which the Base Rent would have been payable under this Lease Agreement if Tenant were still in possession, and Landlord shall be entitled to recover from Tenant each monthly deficiency as the same shall arise. Nothing herein contained shall prevent Landlord from terminating this Lease Agreement thereafter for any such Event of Default.

C.            Termination Deficiency:Present Value of Rent Differential. In case of any termination of this Lease Agreement by Landlord as provided in Sections 23.1 G, the Landlord shall, as of the date of such termination, become entitled to recover from the Tenant, as damages for such default, an amount equal to the present value, as of the date of such termination, of the difference between the Base Rent and Additional Rent due from the date of such Default until the end of the Scheduled Lease Term and the then fair and reasonable rental value of the Leased Premises and Facility Equipment for the same period. Said damages (hereinafter called the "Termination Deficiency") shall become due and payable to Landlord, provided that an Event of Default of this Lease Agreement has occurred, immediately upon Landlord's declaration of termination of this Lease. Any rent deficiency paid by Tenant after Default but prior to termination, pursuant to Section 23.5B, shall be credited against the Termination Deficiency. In the computation of such Termination Deficiency, the present value of the difference between any installment of Base Rent and Additional Rent reserved herein, during what would have been the remaining term of this Lease Agreement, and the fair and reasonable rental value of the Leased Premises and Facility Equipment for the said term, shall be calculated based on a discount rate equal to the discount rate of the Federal Reserve Bank of Chicago in effect at the time of payment.

D.            Interest. In addition to liability for interest and late charges on late payment of rent as provided in Section 6.6 above, Tenant shall be liable for interest on the Termination Deficiency or any other amount for which Tenant is liable hereunder at the Default Rate.

E.             Expenses Resulting from Breach. If this Lease Agreement shall terminate as a result of breach by Tenant or if the Landlord shall re-enter and repossess the Facilities and Facility Equipment without terminating the Lease, all as in Section 23.1 G provided, and whether or not the Leased Premises and Facility Equipment shall be relet, Landlord shall be entitled to recover from Tenant and Tenant shall pay to Landlord, in addition to any damages becoming due under this Section 23, if said amount is not already included in the computation of said damages, the following: an amount equal to all reasonable expenses, if any, incurred by Landlord as a prudent businessman and not reimbursed to Landlord or its successor, assignee or the then tenant or occupant of the Leased Premises, by third party payors, including reasonable attorneys' fees or other expenses, incurred by the Landlord in recovering possession of the Leased Premises.

F.            Determination of Fair Rental Value. Fair rental value, for purposes of this Section 23, shall be the highest amount which could be obtained by renting the Facilities to another party for a period at least as long as the remainder of the Scheduled Lease Term under the same terms (other than with respect to Base Rent) as specified in this Lease Agreement; provided, however, that the following procedures shall be used.

(1)            If Landlord leases the Facility to another party for the remainder of the Scheduled Lease Term (or longer), the rent agreed to by such party shall conclusively establish the fair rental value of the Facility in the absence of an actual offer to lease for a higher amount for the same term tendered by a party unrelated to Tenant (whether by shared ownership of any financial or contractual affiliation; hereafter, "Unrelated Party") having a net worth equal to or greater than the net worth of the party having leased from the Landlord.

(2)            If the Facility is leased by Landlord to another party for only part of the remaining Scheduled Lease Term, the rent payable under such agreement shall conclusively establish the fair rental value for the entire remaining Scheduled Lease Term, subject to Tenant's right to offset against the Termination Deficiency as calculated on that basis (or, if the Termination Deficiency has been paid and is not subject to recovery as a preference in the event of Tenant's insolvency, Tenant's right to recover from Landlord) an adjustment reflecting any greater rent actually received by Landlord for any portion of the remaining Scheduled Lease Term.

(3)            If the Facility is not leased by Landlord to any other party, the fair rental value, for purposes of calculating the rent differential and the Termination Deficiency, shall be the highest rent offered by any Unrelated Party having a net worth equal to or greater than the greater of the net worth of Tenant (as stated based on generally accepted accounting principles in its most recent audited financial statement), for a lease term at least as long as the remainder of the Scheduled Lease Term (or longer).

23.6    Except as in this Section 23 provided, the Tenant hereby expressly waives, so far as permitted by law, the service of any notice of intention to re-enter provided for in any statute, and except as is herein and otherwise provided, the Tenant for and on behalf of itself and all persons claiming through and under Tenant, including any leasehold mortgagee or other creditor, also waives any and all right of redemption or reentry or repossession in case Tenant shall be dispossessed by a judgment in favor of Landlord or in case of any expiration, termination, re-entry or repossession without expiration or termination of this Lease following an Event of Default hereunder. The terms "enter", "re-enter", "entry" or "re-entry" as used in this Lease are not restricted to their technical legal meanings.

23.7            No failure by Landlord to insist on the strict performance of any agreement, term, covenant, or condition hereof or to exercise any right or remedy consequent upon a Default thereof, and no acceptance of full or partial rent during the continuance of any such Default, shall constitute a waiver of any such Default or of such agreement, term, covenant, or condition. No agreement, term, covenant, or condition hereof to be performed or complied with by Tenant and no Default thereof shall be waived, altered or modified except by written instrument executed by Landlord. No waiver of any Default shall affect or alter this Lease, but each and every agreement, term, covenant and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent Default thereof.

23.8              Each right and remedy provided for in this Lease shall be cumulative and shall be in addition to every other right and remedy existing at law or in equity or by statute or otherwise. The exercise of any such right shall not preclude the simultaneous or later exercise of any other right provided under this Lease or existing at law or in equity.

23A	LANDLORD DEFAULT

23A.1    Tenant shall have the right to terminate this Lease in the event of default by Landlord as follows.

A.            Landlord Default Not Cured Within Cure Period. If default shall be made by Landlord in substantial performance or compliance with any of the agreements, terms, covenants or conditions in this Lease Agreement for a period of thirty (30) days after written notice from the Tenant to the Landlord specifying the items in default, or in the case of default which cannot with due diligence be cured within said thirty (30) day period, Landlord fails to commence within said thirty (30) day period to cure the same and thereafter to prosecute the curing of such default with due diligence, it being intended that for a default not susceptible of being cured with due diligence within said thirty (30) day period, the time provided to the Landlord within which to cure the same shall be extended for such period as may be necessary to complete the same with all due diligence.

B.            Notice To Mortgagee And Opportunity For Cure. Tenant shall provide to the Mortgagee(s) any notice sent by Tenant pursuant to Section 23A.1. Tenant shall not have the right to terminate this Lease until the Mortgagee has received such notice and has had an opportunity, for a period which is the greater of thirty (30) days or such commercially reasonable time (not to exceed sixty days) as may be specified in the Mortgage for such purpose, to cure the alleged default by Landlord.

23A.2    In the event of default by Landlord, Tenant shall be entitled to recover, in addition to any amounts otherwise owed by Landlord pursuant to this Lease, interest on any amount for which Landlord is liable hereunder at the Default Rate. If Tenant pays any amount to a Mortgagee which Landlord has wrongfully failed to pay, in order to cure a default by Landlord under a Mortgage, Tenant shall be entitled to offset the amount of such payment by Tenant against the next installment of Base Rent otherwise due.

23A.3    No failure by Tenant to insist on the strict performance of any agreement, term, covenant, or condition hereof or to exercise any right or remedy consequent upon a default by Landlord shall constitute a waiver of any such default or of such agreement, term, covenant, or condition. No agreement, term, covenant, or condition hereof to be performed or complied with by Landlord and no default thereof shall be waived, altered or modified except by written instrument executed by Tenant. No waiver of any default shall affect or alter this Lease, but each and every agreement, term, covenant and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent default by Landlord.

24.	CAPITAL IMPROVEMENTS

24.1              As used in this Lease, the term "capital improvement" shall mean any single improvement, alteration, replacement or repair to the Leased Premises having a useful life in excess of the longer of twelve (12) months or the remaining period within the then current lease term, but shall not include capital improvements necessitated by a destruction of the Leased Property described in Section 18 and condemnation described in Section 19.

24.2              As part of and in addition to its obligation to bear the cost of maintenance and repair as stated in Section 11, beginning on the Commencement Date and during the term of this Lease, the Tenant will, at its expense, make whatever capital improvements are required to meet the following standards: (a) to comply with the HUD Standards for refurbishment of properties subject to mortgages insured under Section 232 of the National Housing Act; (b) to comply with the standards for licensure as an ALF by the State; (c) to preserve the desirability and attractiveness of the Facility so that it remains competitive with competing facilities in its market area. All capital improvements by Tenant shall be performed in a first class workmanlike manner.

24.3              As provided in Section 11 hereof, all non-capital improvements, routine maintenance and minor repairs to the Leased Property shall be the sole responsibility of Tenant throughout the term of this Lease.

24.4              Tenant shall be entitled to use of the Replacement Reserve Fund, as described in Section 7 above, for purposes of Qualifying Repairs and Replacements (as defined in Section 7) for purposes of meeting the obligations of this Section 24.

25.	NOTICES

25.1              Any notice, consent, approval or other communication (a "Notice") required to be given under this Agreement or pursuant to law shall be in writing and, unless otherwise required by law, shall be either personally delivered (against a receipt), or sent by reputable overnight courier service, given by registered or certified mail, return receipt requested, postage prepaid, or by facsimile if accompanied by electronic acknowledgement of receipt, addressed to the respective parties at the following addresses:

If to Landlord:	with copies to:

Niles Retirement L.L.C.	Niles Retirement L.L.C.
25920 North Shore Drive	315 West Jefferson Blvd
Elkhart, IN 46514	South Bend, IN 46601
Attn: Steven L. Garatoni	Attention: Charles Loeser
Fax: 574-206-9039	Fax: (574) 232-5123

And: Niles Retirement L.L.C.
2043 South Bend Avenue, PMB 288
South Bend, IN 46637
Attn: Anne Economou
Fax: 574-243-2354

If to Tenant:

Summerville 2 LLC
c/o Summerville Senior Living, Inc.
3000 Executive Parkway, Suite 530
San Ramon, CA 94583
Attention: Granger Cobb, President
Fax: (925) 866-8506

with copies to:

Apollo Real Estate Advisors, L.P.
10250 Constellation Blvd., Suite 2900
Los Angeles, CA 90067
Attention: Richard Ackerman
Fax: (310) 843-1989

(a)            Either party may from time to time specify in writing a new address to which any such Notice intended for such party shall thereafter and until further Notice be addressed.

(b)        Any Notice given pursuant hereto shall be deemed to have been received on delivery, if personally delivered or delivered by reputable overnight courier service, or three (3) business days after the mailing thereof if mailed in accordance with the terms hereof, such mailing to be effected by depositing the Notice in any post office, branch post office or official depository regularly maintained by the United States Postal Service.

(c) Each party will at all times maintain and keep the other party informed of one or more email addresses which may be used for communications to such party for purposes other than formal notices.

26.	QUIET ENJOYMENT

Landlord covenants and agrees that, so long as Tenant is not in default hereunder beyond applicable notice and cure provisions, Tenant shall have possession of the Leased Property during the term hereof. Landlord warrants and defends Tenant in such possession against the claims of all persons.

27.	COVENANT TO YIELD POSSESSION

27.1              Tenant shall on the last day of the term hereof or any extension thereof, or upon the sooner termination of said term, surrender and deliver to Landlord or Landlord's nominee the Leased Property, including all buildings, alterations, replacements, changes, additions and improvements constructed, placed or added by Tenant, including the equivalent of the Facility Equipment and the equivalent of the Supplies as delivered to Tenant on the Commencement Date. The Leased Property as delivered by Tenant to Landlord at the end of the Term shall be in Good Condition, as described in Section 4.4 above. Tenant shall use reasonable efforts, but without incurring any material expense, to cooperate with Landlord in the transfer of employees (both licensed and unlicensed) in the Facility, the transfer of all resident trust funds held by Tenant, and the transfer of all resident records to the Landlord or Landlord's nominee at the time of transfer of the Leased Property. The Equipment and Supplies as yielded by Tenant shall be reasonably sufficient for Continuing Operations.

27.2              If the Tenant retains possession of the Leased Property after termination of this Lease by lapse of time or otherwise without the written consent of Landlord, Tenant shall pay Landlord, in order to compensate Landlord for such wrongful withholding of possession, an amount calculated at 150% of the Base Rent in effect immediately prior to such termination for the period of such wrongful possession, plus all damages sustained by Landlord by reason of such wrongful possession. Notwithstanding the above, in the event that the Lease has been terminated and neither Landlord nor a successor operator designated by Landlord has received the required license pursuant to the ALF Licensing Law to operate the Facility, Tenant may remain in possession, until such time as a successor operator having received the required authorization under the ALF Licensing Law is prepared to operate the Facility, subject to the same Base Rent and Additional Rent as are otherwise applicable under this Lease; provided, that nothing herein relieves Tenant from obligations under other provisions of this Lease.

28.	ESTOPPEL CERTIFICATES

28.1              Tenant agrees at any time, upon not less than ten (10) days prior written notice from Landlord, to execute and deliver to Landlord a statement in writing certifying: (a) that this Lease is unmodified and in full force and effect [or if there have been modifications, that the Lease is in full force and effect as modified, stating the modifications]; (b) the dates to which rent under this Lease have been paid; (c) whether or not, to the best knowledge of Tenant, Landlord is in default in keeping, observing or performing any term, covenant, or provision contained in the Lease, and if in default, specifying such default; (d) stating whether or not, within the knowledge of Tenant, there are then any setoffs or defenses in favor of Tenant against the enforcement of any of the terms of this Lease by Landlord, and if so, specifying the same. It is intended that such statement delivered by Tenant may be relied upon by Landlord, any Mortgagee, or any prospective mortgagee holding or anticipating the acquisition of a Mortgage on the Leased Property or any portion thereof, or any transferee or anticipated transferee of Landlord's interest in the Lease or the Leased Property.

28.2              Landlord agrees at any time, upon not less than ten (10) days prior written notice from Tenant, to execute and deliver to Tenant a statement in writing certifying: (a) that this Lease is unmodified and in full force and effect [or if there have been modifications, that the Lease is in full force and effect as modified, stating the modifications]; (b) the dates to which rent under this Lease have been paid; (c) whether or not, to the best knowledge of Landlord, Tenant is in default in keeping, observing or performing any term, covenant, or provision contained in the Lease, and if in default, specifying such default. It is intended that such statement delivered by Landlord may be relied upon by Tenant or Tenant's creditors, proposed mortgagee or assignee or transferee.

29.	PERSONAL PROPERTY

29.1              Landlord has delivered the Premises to Tenant in "turn-key" condition, i.e., fully operable condition, including reasonably necessary Equipment and Supplies. Tenant shall maintain, repair and keep in good working order and, if necessary, replace the items of Equipment and Supplies during the term of this Lease and any extensions hereof. Except as otherwise agreed in writing signed by Landlord, all property placed by Tenant upon the Leased Premises shall become and remain the property of Landlord and shall not be removed from the Leased Premises by Tenant upon the termination of this Lease. Upon the termination of this Lease, the Equipment and any replacements shall be returned to Landlord in as good condition as on the Commencement Date, subject to ordinary wear and tear which is consistent with a program of maintenance as described in Section 11 above and replacements as described in Section 24 above.

29.2              Landlord and Tenant shall jointly cause the Facility staff to prepare an Equipment List and Inventory of Supplies as of the day prior to the Commencement Date, which shall be signed by both Landlord and Tenant, and shall be attached as Exhibit B to this Lease.

29.3              So long as Tenant is not in default under this Lease, Tenant may sell or otherwise dispose of any item of Equipment so long as Tenant promptly replaces the same with other property of the same character and actual value as the item disposed of, and provided such items shall not be acquired through any leasing or financing arrangements calling for payments over time, so that Landlord shall receive, upon the termination of this Lease, unencumbered title to such replacement items.

29.4              On such Repossession Date as Landlord receives possession of the Premises from Tenant, Tenant shall convey to Landlord Supplies of a quantity and quality substantially equal to the quantity and quality of the Supplies delivered to Tenant by Landlord on the Commencement Date, as evidenced by Exhibit B. If the quantity and quality of the Supplies delivered by Tenant to Landlord on the Repossession Date is substantially less than the quantity and quality of the Supplies delivered to Tenant on the Commencement Date, Tenant shall pay Landlord the amount of the difference in value on the Repossession Date. If the quantity and quality of the Supplies delivered to Landlord on the Repossession Date is substantially greater than the quantity and quality of the Supplies delivered to Tenant on the Commencement Date, Landlord shall pay Tenant the amount of the difference in value on the Repossession Date. Supplies shall be valued at the transferor's acquisition cost.

30.	LANDLORD'S REPRESENTATIONS AND WARRANTIES

30.1              Landlord has fully approved the Lease in accordance with law and the execution and delivery hereof has been duly authorized.

30.2              Landlord is the sole owner of the Leased Property, except for such articles of Equipment as are identified, in the equipment list referred to in Section 29.4 above, as owned by a party other than Landlord; additionally, Landlord by this Lease is conveying such Leased Property to Tenant free of any lien, condition or restriction which would impair or restrict Tenant's use and possession thereof for the purposes permitted under this Lease.

31.	TENANT'S REPRESENTATIONS AND WARRANTIES

31.1              Tenant has duly approved this Lease and has authorized the execution and delivery hereof.

31.2              Tenant agrees to assume all accounts payable for Supplies and other goods or equipment that are both ordered and received on the Leased Premises subsequent to the Commencement Date, and for services ordered, rendered and performed subsequent to the Commencement Date.

32.	INDEMNIFICATION

32.1              Landlord agrees to indemnify, defend and hold harmless Tenant from and against any and all losses (including reasonable attorney fees) incurred by, imposed upon or asserted against Tenant as a result of, relating to or arising out of (a) a breach by Landlord of its representations or warranties under this Lease or the Agreement To Lease; (b) any debts, liabilities or other obligations arising from the operation of the Facility prior to the Commencement Date.

32.2              Tenant agrees to indemnify, defend and hold harmless Landlord from and against any and all losses (including reasonable attorney fees) incurred by, imposed upon or asserted against Landlord as a result of, relating to or arising out of (a) a breach by Tenant of its representations or warranties under this Lease or the representations of Summerville under the Agreement To Lease; (b) any debts, liabilities or other obligations arising from the operation of the Facility on or subsequent to the Commencement Date.

33.	RIGHT OF CROSS DEFAULT

An Event of Default by Tenant or Landlord, or any Affiliated Lessors or Affiliated Tenants, under any of the Other Leases or the Agreement To Lease, shall constitute an Event of Default under this Lease.

34.	BROKERS

34.1              Landlord agrees to hold Tenant and Summerville harmless from and against any claims, liabilities or obligations for brokerage or finder's fees or commissions in connection with this Lease or the transactions contemplated hereby which may be asserted by any person on the basis of any statement or act alleged to have been made or taken by Landlord, including, without limitation, the fee payable to Ziegler Capital Markets Group.

34.2              Tenant agrees to hold Landlord harmless from and against any claims, liabilities or obligations for brokerage or finder's fees or commissions in connection with this Lease or the transactions contemplated hereby which may be asserted by any person on the basis of any statement or act alleged to have been made or taken by Tenant or Summerville.

35.	MODIFICATION OR ALTERATION OF LEASE

No modification of this Lease shall be effective unless such modifications are specified by written agreement signed by both Landlord and Tenant.

36.	PARTIAL INVALIDITY

To the extent allowed by law, if any non-material term of this Lease (including the Agreement To Lease) or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, so long as the omission of such term or provision does not materially alter the intention of the parties as set forth herein, the remainder of this Lease (including the Agreement To Lease) or the application of such term to other persons or circumstances, shall not be affected thereby.

37.	GOVERNING LAW

Subject to the applicable federal law, this Lease shall be construed in accordance with and its performance shall be governed by the laws of the State (excluding, for such purpose, legal principles relating to "conflict of laws" which might result in the applicability of the substantive law of a state other than the State).

38.	SHORT FORM LEASE AND COUNTERPARTS

38.1              The parties may execute and deliver a short form memorandum of lease for the purpose of recording, but agree that the terms of this Lease shall govern and that any such short form memorandum shall not constitute an amendment or modification of this Lease.

38.2              The parties have simultaneously executed and delivered four copies of this Lease. Each such counterpart is in all respects identical and is deemed complete in itself, accordingly, each such counterpart may be used for any purpose without the introduction of any other counterparts.

39.	SUCCESSORS AND ASSIGNS

All of the terms, covenants and conditions herein shall inure to the benefit of and be binding upon the successors and assigns of the parties and those who at any time shall be the owners or possessors of the Leased Property; provided, however, that no transfer by or through the Tenant of any interest under this Lease, whether by its own act, operation of law or otherwise in violation of any of the provisions of this Lease, shall confer any rights upon such transferee.

40.	TENANT RIGHT OF FIRST OFFER AND FIRST REFUSAL.

Landlord gives to Tenant, from the Commencement Date until termination of this Lease or any extensions thereof, the right of first offer to purchase the Premises, as described below.

A.            During such period, Landlord shall not offer to any other party the opportunity to buy the Leased Property without first notifying Tenant in writing that Landlord is considering selling the Leased Property and allowing Tenant thirty (30) days following such written notice (the "Offer Period") to negotiate with Landlord concerning possible terms of sale, during which the parties shall negotiate in good faith. Tenant shall have the rights as described in sub-section D of this Section 40 if Tenant shall, within the Offer Period, submit to Landlord a written offer to purchase the Leased Property ("Firm Offer") meeting the following conditions:

(1)            such offer shall specify that Landlord may accept the offer at any time within thirty (30) days after the Offer Period, notwithstanding any counteroffer Landlord may have made;

(2)            such offer shall not be subject to any contingency or condition relating to (a) financing; (b) any matter under the control of Summerville, Apollo, Tenant or any Affiliate thereof; (c) a "due diligence" examination, including without limitation any examination of the condition of the Leased Property or matters relating to Facility occupancy or employees; provided, that the obligation to purchase may be conditioned on Landlord's provision of marketable title (including, without limitation, title that is free and clear of all liens and encumbrances, excepting matters other than Mortgages disclosed in Exhibit Ito the Agreement To Lease) and compliance with other typical conditions and seller duties consistent with normal practice in the State for the purchase of commercial real estate.

B.            If Landlord accepts such an offer from Tenant, the parties shall take all necessary actions to close on the purchase and sale of the Leased Property within sixty (60) days following receipt of notice from Landlord that Landlord has accepted. If Tenant does not take all action necessary on its part to close within such sixty (60) days, Tenant's rights under this Section 40 shall be waived for the 12-month period following the expiration of such sixty (60) days.

C.            If Tenant does not submit a Firm Offer within the Offer Period, Tenant shall have no further rights under this Section 40 for the 12-month period following the Offer Period, i.e., Landlord may sell the Premises, free of any claims thereto on the part of Tenant, to any party with whom Landlord enters a binding agreement (which may be subject to "due diligence" or conditions precedent) within the twelve (12) month period following the expiration of the Offer Period, provided that closing pursuant to such sale occurs within nine (9) months after the entry into such agreement.

D.            If no agreement is reached between Landlord and Tenant during the Offer Period, Landlord may, within the twelve (12) month period following the expiration of the Offer Period, solicit offers from other parties; provided, however, that Landlord's right to accept (and sell the Leased Property pursuant to) any offer from another offeror which does not exceed the highest price of any Firm Offer submitted by Tenant during the Offer Period by more than 5%, or is not an all cash offer if Tenant has an all cash Firm Offer, shall be subject to Tenant's right to purchase the Leased Property as set forth in subsection (2) below.

(1)            Landlord may, within the twelve (12) month period following the expiration of the Offer Period, without further notice to Tenant, accept (and sell the Leased Property pursuant to) an offer from a third party which exceeds the highest price of any Firm Offer submitted during the Offer Period by more than 5% (provided, if Tenant has submitted an all-cash Firm Offer, that the offer from such other party is an all-cash offer).

(2)            If Tenant has submitted a Firm Offer within the Offer Period, then for the twelve (12) month period following the expiration of the Offer Period, prior to accepting any offer from another offeror which does not exceed the highest price of any Firm Offer submitted by Tenant during the Offer Period by more than 5% (or, if Tenant has submitted an all-cash offer and the offer which Landlord intends to accept is not an all-cash offer), Landlord shall give Tenant written notice of the terms and conditions of such offer, and Tenant shall have the right to purchase the Leased Property pursuant to the terms of such offer, subject to the following additional conditions below.

(i)            Tenant shall have ten (10) business days after receipt of notice from Landlord of the offer from another offeror within which Tenant may, by written notice to Landlord, if the conditions of Tenant's right as stated above are satisfied, elect to purchase the Premises on the terms proposed by such other offeror. If Tenant does not provide Landlord, within such time, with written notice of its intent to purchase on such terms, Tenant's right to purchase under the terms proposed by such other offeror shall be waived, and Landlord may sell the Leased Property to such other offeror or to any other party at a price equal to or greater than (and other terms as favorable to Landlord as) the terms of the third-party offer as stated in Landlord's notice to Tenant.

(ii)            Landlord's notification to Tenant of the terms of an offer from another offeror shall state the price and other conditions of the offer, and whether Landlord considers Tenant to have made a Firm Offer sufficiently similar to the offer from such other offeror to give Tenant the right to purchase the Leased Property on the terms proposed by the other offeror.

(iii)            If the other offeror has proposed to buy the Leased Property together with any of the Other Facilities, then Tenant's right to buy the Leased Property on the terms proposed by the other offeror shall be conditioned on Tenant or Tenant's Affiliates also offering to buy such Other Facilities on the terms proposed by the other offeror.

(iv)            If the terms proposed by another offeror include provision for the offeror to decline to purchase after conducting a due diligence investigation of the Leased Property and/or any other property to be purchased, Tenant's right to purchase the Leased Property upon the terms proposed by such other offeror shall be conditioned upon Tenant's waiver of any such due diligence investigation with respect to the Leased Property (and any Other Facility to be purchased pursuant to such offer if such Other Facility is at the time of such other offer is leased or managed by Tenant or an Affiliate of Tenant) relating to the Facility's operating history, physical condition, or other matters which Tenant, as the occupier of the Facility, has knowledge.

E.            If Landlord has not, as of the end of the 12-month period following the Offer Period, entered into a binding agreement to sell the Leased Property, and Landlord at any time thereafter wishes to sell the Leased Property, then Landlord shall notify Tenant in writing that Landlord has a continuing interest in selling the Leased Property, and the same procedure shall apply as described above, i.e., Tenant shall waive the right of first refusal as described herein if it fails to submit a Firm Offer within thirty (30) days of receipt of such notice from Landlord, but if Tenant submits a Firm Offer within such period, Tenant shall have the rights described above.

41.	RELATIONSHIP OF PARTIES

Landlord is not for any purpose a partner or joint venturer with Tenant in the operation of the Facilities or any business conducted on the Leased Premises. Except as expressly provided herein, Landlord shall not under any circumstances be responsible or obligated for any losses or liabilities of Tenant.

42.	EFFECT ON MORTGAGES

The parties hereto do not intend to impair the security of any Mortgagee under any Mortgage on the Leased Property or any part thereof.

43.	ARBITRATION

All disputes relating to or arising out of this Lease, including the arbitrability of a dispute, shall be solely and finally settled by arbitration in accordance with the rules of the American Arbitration Association. The prevailing party in such arbitration shall be entitled to receive from the other party its costs of arbitration, including reasonable attorney fees. The venue for such arbitration shall be in Indianapolis, Indiana.

44.	ENTIRE AGREEMENT/HUD REGULATIONS

This Lease and any exhibits, attachments, addenda, schedules and/or supplements expressly referred to herein (if initialed by the representatives of each party having executed this Agreement as authorized agent for such party), contains the full understanding between the parties and supercedes all prior representations or agreements, whether oral or written. It is the intent of the parties that this Lease shall, so long as the Facility is subject to a HUD-insured Mortgage, be consistent with HUD requirements pursuant to Section 232 of the National Housing Act, 12 U.S.C. Section 1715w, and HUD regulations in accordance therewith, including (without limitation) 24 CFR Section 232.1-232.906. This Lease shall, so long as the Facility is subject to a HUD-insured Mortgage, be deemed to incorporate all terms required by such statute and regulations.

Summerville 2 LLC,		Niles Retirement L.L.C.
a Delaware limited liability company

By:	/s/ Granger Cobb	By:	/s/ Steven L. Garatoni
Name:	Granger Cobb	Name:	Steven L. Garatoni
Title:	President	Title:	Manager/Sole Member
Date:	March 21, 2005	Date:	March 16, 2005